<PAGE F-1>

                                 RESOURCE AMERICA, INC.

                       INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          PAGE
                                                                        NUMBER
PRO FORMA COMBINED FINANCIAL STATEMENTS (UNAUDITED):                  --------
   Pro forma combined balance sheet at June 30, 1995 . . . . . . . . .    F-3
   Pro forma combined statement of operations for the nine
      months ended June 30, 1995 . . . . . . . . . . . . . . . . . . .    F-4
   Notes to pro forma combined financial statements  . . . . . . . . .    F-5
   Pro forma combined statement of operations for the year
      ended September 30, 1994 . . . . . . . . . . . . . . . . . . . .    F-6
   Notes to pro forma combined financial statements  . . . . . . . . .    F-7

RESOURCE AMERICA, INC.:
   Report of Independent Auditors  . . . . . . . . . . . . . . . . . .    F-8
   Consolidated balance sheets at September 30, 1994 and 1995
      and June 30, 1996  . . . . . . . . . . . . . . . . . . . . . . .    F-9
   Consolidated statements of operations for the years ended
      September 30, 1995, 1994 and 1993 and the nine months
      ended June 30, 1995 and 1996 . . . . . . . . . . . . . . . . . .   F-10
   Consolidated statements of stockholders' equity for the
      years ended September 30, 1993, 1994 and 1995 and the
      nine months ended June 30, 1996  . . . . . . . . . . . . . . . .   F-11
   Consolidated statements of cash flows for the years ended
      September 30, 1993, 1994 and 1995 and the nine months
      ended June 30, 1995 and 1996 . . . . . . . . . . . . . . . . . .   F-12
   Notes to consolidated financial statements  . . . . . . . . . . . .   F-13

FIDELITY LEASING CORPORATION:
   Report of Independent Public Accountants  . . . . . . . . . . . . .   F-37
   Balance sheets at December 31, 1993 and 1994  . . . . . . . . . . .   F-38
   Statements of operations for the years ended December 31,
      1992, 1993 and 1994  . . . . . . . . . . . . . . . . . . . . . .   F-39
   Statements of shareholders' investment for the years ended
      December 31, 1992, 1993 and 1994 . . . . . . . . . . . . . . . .   F-40
   Statements of cash flows for the years ended December 31,
      1992, 1993 and 1994  . . . . . . . . . . . . . . . . . . . . . .   F-41
   Notes to financial statements . . . . . . . . . . . . . . . . . . .   F-42




<PAGE F-2>

           RESOURCE AMERICA, INC. AND FIDELITY LEASING CORPORATION

The unaudited pro forma financial information of Resource America, Inc. (the "Company") presented below reflects the pro forma effects of the acquisition of Fidelity Leasing Corporation, accounted for as a purchase transaction.

The unaudited pro forma balance sheet of Resource America, Inc. is presented as if the acquisition had occurred on June 30, 1995. The unaudited pro forma statement of operations of Resource America, Inc. for the period ended September 30, 1994 give effect to the acquisition as if it had occurred on October 1, 1993. The unaudited pro forma statements of operations of Resource America, Inc. for the period ended June 30, 1995 give effect to the acquisition as if it had occurred on October 1, 1994.

The pro forma financial information does not purport to be indicative of either the financial position or results of operations that might have occurred had the acquisition of Fidelity Leasing Corporation taken place at the dates or for the periods indicated, or to project the Company's financial position or results of operations for any future date or period.

The pro forma financial information has been prepared by the Company and all calculations have been made by the Company based upon assumptions deemed appropriate by the Company. Certain of these assumptions are set forth under the Notes to Unaudited Pro Forma Financial Statements. Such pro forma financial information should be read in conjunction with the Company's historical financial statements and notes thereto contained in the Annual Report on Form 10-KSB for the fiscal year ended September 30, 1994 and the Quarterly Report on Form 10-QSB for the period ended June 30, 1995, and in the historical financial statements of Fidelity Leasing Corporation acquired included in Item 7(a) of Form 8-K.


<PAGE F-3>

           RESOURCE AMERICA, INC. AND FIDELITY LEASING CORPORATION
                       PRO FORMA COMBINED BALANCE SHEET
                                JUNE 30, 1995
                                 (UNAUDITED)

The following unaudited pro forma balance sheet combines the balance sheets of Resource America, Inc. and Fidelity Leasing Corporation as of June 30, 1995 as if the acquisition had occurred on that date.

                                         Resource      Fidelity                         Pro Forma
Assets                                America, Inc.  Leasing Corp.   Adjustments        Combined
------                                -------------  -----------     -----------       -----------
Cash                                  $  2,960,623   $2,053,396   (a)$(3,350,772)      $ 1,663,247
Short-term investments                         -        888,327      (a)(888,327)              -
Computer inventory                             -        641,945      (a)(641,945)              -
Other current assets                     1,280,849      147,042                          1,427,891
Other property and equipment,
 oil and gas properties and
 equipment (successful
 efforts)                               28,951,450          -                -          28,951,450
Other                                    2,603,921      920,063      (a)(920,063)        2,603,921
Less accumulated
 depreciation and depletion            (18,748,041)    (864,051)      (a)864,051       (18,748,041)
Investments in Real Estate
 Loans                                  17,577,784          -                -          17,577,784


Restricted cash                          1,885,170          -                -           1,885,170


Other assets                             1,803,007      552,861       (a)672,606         3,028,474
                                      ------------   ----------      -----------       -----------
   Total assets                       $ 38,314,763   $4,339,583      $(4,264,450)      $38,389,896
                                      ============   ==========      ============      ===========

Liabilities and Stockholders' Equity
------------------------------------

Liabilities
-----------
Current liabilities                   $    906,381   $   75,133              -            $981,514
Long-term debt,
 excluding current portion              10,561,075          -                -          10,561,075
Deferred taxes                             890,000          -                -             890,000

Stockholders' Equity
--------------------
Capital Stock                                8,179          100          (a)(100)            8,179
Additional paid-in capital              19,214,210    3,362,322    (a)(3,362,322)       19,214,210
Retained earnings                        9,782,232      902,028      (a)(902,028)        9,782,232
Treasury stock                          (2,533,040)         -                -          (2,533,040)
Loan receivable from ESOP                 (514,274)         -                -            (514,274)
                                      ------------   ----------      -----------       -----------
   Total liabilities and
         stockholders' equity         $ 38,314,763   $4,339,583      $(4,264,450)      $38,389,896
                                      ============   ==========      ===========       ===========


         See accompanying Notes to Unaudited Pro Forma Financial Statements


<PAGE F-4>

            RESOURCE AMERICA, INC. AND FIDELITY LEASING CORPORATION
                       PRO FORMA STATEMENT OF OPERATIONS
                    FOR THE NINE MONTHS ENDED JUNE 30, 1995
                                  (UNAUDITED)

The following unaudited pro forma statement of operations combines the results of Resource America, Inc. with the results of Fidelity Leasing Corporation for the nine months ended June 30, 1995 as if the acquisition had occurred on October 1, 1994.

                                    Resource         Fidelity                     Pro Forma
                                  America, Inc.   Leasing Corp.   Adjustments      Combined
                                  -------------   -------------  -------------   ------------
Gross Revenue                       $8,360,488     $1,840,269    (b)$(203,000)    $9,997,757
General and
  administrative expense            (1,628,828)      (996,797)            -       (2,625,625)
Other expense                       (4,558,228)      (186,794)      (c)85,000     (4,660,022)
                                    ----------     ----------       ---------     ----------

Income from operations               2,173,432        656,678        (118,000)     2,712,110

Gain(loss) on sale of property           1,291          4,458             -            5,749
                                    ----------     ----------       ---------     ----------

Income before taxes                  2,174,723        661,136        (118,000)     2,717,859

(Provision) benefit for
  federal income taxes                (372,000)           -       (d)(222,000)      (594,000)
                                    ----------     ----------       ---------     ----------

         Net Income                 $1,802,723       $661,136       $(340,000)    $2,123,859
                                    ==========     ==========       ===========   ==========
Net income per common
  share                                $2.39                                         $2.82
                                    ==========                                    ==========
Weighted average common
  shares outstanding                  753,100                                      753,100
                                    ==========                                    ==========


         See accompanying Notes to Unaudited Pro Forma Financial Statements


<PAGE F-5>

           RESOURCE AMERICA, INC. AND FIDELITY LEASING CORPORATION
                                JUNE 30, 1995
              NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The following note describe the pro forma adjustments made to reflect the acquisition of Fidelity Leasing Corporation:

(a)      To record the purchase price of Fidelity Leasing Corporation:
         -------------------------------------------------------------
                                                                DR<CR)
                 Cash                                      $(3,350,772)
                 Short-term investments                       (888,327)
                 Computer Inventory                           (641,945)
                 Other property & equipment                   (920,063)
                 Accumulative depreciation                     864,051
                 Other assets                                  672,606
                 Capital stock                                     100
                 Additional paid-in stock                    3,362,322
                 Retained earnings                             902,028

The pro forma allocation of the purchase price to the net assets of Fidelity
Leasing Corporation has been based on estimated asset values determined from information prepared internally by management for purposes of pro forma financial information.

(b) To reduce interest income for the reduction of cash spent to acquire assets and cash Fidelity paid to its parent prior to the transaction

                 Revenue                    203,000

(c)      To adjust depreciation and amortization based on new value of assets

                 Other expense              (85,000)

(d)      To record pro forma tax effects

                 Provision for federal
                  income taxes              222,000


<PAGE F-6>

           RESOURCE AMERICA, INC. AND FIDELITY LEASING CORPORATION
                      PRO FORMA STATEMENT OF OPERATIONS
                      FOR YEAR ENDED SEPTEMBER 30, 1994
                                 (UNAUDITED)

The following unaudited pro forma statement of operations combines the results of Resource America, Inc. with the results of Fidelity Leasing Corporation for the year ended September 30, 1994 as if the acquisition had occurred on October
1, 1993.


                                  Resource       Fidelity                          Pro Forma
                                America, Inc.  Leasing Corp.   Adjustments         Combined
                                -------------  -------------  -------------      ------------
Gross Revenue                    $ 7,986,661    $ 2,654,868   (a)$(300,000)        $10,341,529
General and
  administrative expense          (1,708,008)    (1,591,408)           -            (3,299,416)
Other expense                     (5,062,410)      (278,176)  (b)  143,000          (5,197,586)

Income from operations             1,216,243        785,284       (157,000)          1,844,527
Gain(loss) on sale of property        (7,610)           -              -                (7,610)
                                 -----------    -----------      ---------         -----------
Income before taxes                1,208,633        785,284       (157,000)          1,836,917
(Provision) benefit for
  federal income taxes               100,000            -     (c) (273,000)           (173,000)
                                 -----------    -----------      ---------         -----------

         Net Income              $ 1,308,633    $   785,284      $(430,000)         $1,663,917
                                 ===========    ===========      =========         ===========
Net income per common
  share - primary                   $1.83                                             $2.33
                                 ===========                                       ===========
Weighted average common
  shares outstanding               715,400                                           715,400
                                 ===========                                       ===========
Net income per
common share - fully
diluted                            $ 1.69                                             $2.15
                                 ===========                                       ===========
Weighted average
common shares
outstanding                        774,700                                           774,700
                                 ===========                                       ===========



         See accompanying Notes to Unaudited Pro Forma Financial Statements


<PAGE F-7>

           RESOURCE AMERICA, INC. AND FIDELITY LEASING CORPORATION
                              SEPTEMBER 30, 1994
              NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The following note describe the pro forma adjustments made to reflect the acquisition of Fidelity Leasing Corporation:

The pro forma allocation of the purchase price to the net assets of Fidelity
Leasing Corporation has been based on estimated asset values determined from information prepared internally by management for purposes of pro forma financial information.

(a) To reduce interest income for the reduction of cash spent to acquire assets and cash paid to its parent prior to the transaction

                 Revenue                    300,000

(b)      To adjust depreciation and amortization based on new value of assets

                 Other expense             (143,000)

(c)      To record pro forma tax effects

                 Provision for federal
                  income taxes              273,000


<PAGE F-8>


              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Stockholders and Board of Directors
RESOURCE AMERICA, INC.

We have audited the accompanying consolidated balance sheets of Resource
America, Inc. and subsidiaries as of September 30, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimated made by management, as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Resource America, Inc. and subsidiaries as of September 30, 1995 and 1994, and the consolidated results of their operations and cash flows for each of the three years in the period ended September 30, 1995, in conformity with generally accepted accounting principles.




Cleveland, Ohio
November 23, 1995


<PAGE F-9>

CONSOLIDATED BALANCE SHEET
Resource America, Inc.
                                                            September 30,
                                        June 30, 1996     1995         1994
-------------------------------------------------------------------------------
ASSETS                                   (unaudited)
  Current Assets
  Cash and cash equivalents             $ 4,224,835   $ 2,457,432   $ 2,597,556
  Accounts and notes receivable           3,088,775     1,303,556     1,136,656
  Inventory                                 118,674       128,488       135,614
  Prepaid expenses and other
     current assets                         377,221        34,557       115,345
                                        -----------   -----------   -----------
   Total current assets                   7,809,505     3,924,033     3,985,171
-------------------------------------------------------------------------------
Property and Equipment
  Oil and gas properties and
    equipment (successful efforts)       24,128,444    24,039,762    28,682,497
  Gas gathering and transmission
    facilities                            1,527,723     1,514,127     1,485,323
  Other                                   1,422,378     1,072,243     1,018,609
                                        -----------   -----------   -----------
                                         27,078,545    26,626,132    31,186,429
  Less accumulated depreciation,
    depletion, and amortization         (14,735,052)  (14,043,455)  (17,841,564)
                                        -----------   -----------   -----------
                                         12,343,493    12,582,677    13,344,865
--------------------------------------------------------------------------------
Investments in Real Estate Loans         19,082,740    17,991,415    10,385,587
--------------------------------------------------------------------------------
Restricted Cash                             994,851       904,409     5,768,439
Other Assets (less accumulated
  amortization of $907,722
  and $857,182)                           2,041,605     2,147,430     1,311,620
                                        -----------   -----------   -----------
                                        $42,272,194   $37,549,964   $34,795,682
                                        ===========   ===========   ===========
--------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable                      $   495,741   $   721,673   $   739,777
  Accrued liabilities                       322,660       516,066       426,640
  Accrued income taxes                          -             -         100,000
  Current portion of long-term debt          93,000        91,000        88,000
                                        -----------   -----------   -----------
      Total current liabilities             911,401     1,328,739     1,354,417
Long-term Debt, net of current portion    8,478,374     8,522,682     8,627,014
Deferred Income Taxes                     2,367,000     1,147,000       674,000
Commitments and Contingencies                   -             -             -


--------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
  Preferred Stock, $1.00 par
    value, 1,000,000 authorized
    shares, none issued                         -             -             -
  Common Stock, $.01 par value               20,463         8,179         8,179
  Additional paid-in capital             21,767,988    19,214,210    19,136,420
  Retained earnings                      11,885,363    10,532,719     7,979,509
  Less treasury stock, at cost           (2,708,413)   (2,721,437)   (2,437,437)
  Less loan receivable from ESOP           (449,982)     (482,128)     (546,420)
                                        -----------   -----------   -----------
      Total stockholders' equity         30,515,419    26,551,543    24,140,251
                                        -----------   -----------   -----------
                                        $42,272,194   $37,549,964   $34,795,682
                                        ===========   ===========   ===========


See accompanying notes to consolidated financial statements.


<PAGE F-10>

Consolidated Statement of Operations Resource America, Inc.


                                            Nine Months Ended
                                          June 30, (unaudited)             Years Ended September 30,
                                            1996          1995          1995         1994          1993
----------------------------------------------------------------------------------------------------------
REVENUES
  Real estate finance                   $ 5,580,242   $ 4,439,813   $ 6,114,258   $ 2,522,472   $  605,809
  Equipment leasing                       3,785,543           -             -            -             -
  Energy:  production                     2,524,663     2,485,046     3,452,327     3,441,752    3,409,086
        :  services                       1,417,739     1,533,471     1,879,001     2,079,800    2,445,115
  Interest                                  141,749       102,084       148,331       135,546      106,174
                                        -----------   -----------   -----------   -----------   ----------
                                         13,449,936     8,560,414    11,593,917     8,179,570    6,566,184
-----------------------------------------------------------------------------------------------------------
COSTS AND EXPENSES
  Energy:  Exploration and production     1,134,098     1,237,044     1,732,388     2,003,745    1,734,485
        :  services                         734,419       780,250     1,026,136     1,131,457    1,105,130
  Real estate                               411,728       654,841       800,970       248,000      114,196
  Equipment leasing                       1,707,051           -             -             -            -
  General and administrative              1,597,780     1,828,754     2,265,036     1,900,917    1,841,003
  Depreciation, depletion, and
    amortization                          1,059,245     1,045,448     1,334,956     1,346,602    1,477,986
  Interest                                  642,766       844,277     1,091,027       310,332       41,040
  Other - net                                (5,171)       (3,632)       (2,028)       22,274       (9,579)
                                        -----------   -----------   -----------   -----------   -----------
                                          7,281,916     6,386,982     8,248,485     6,963,327    6,304,261
                                        -----------   -----------   -----------   -----------   -----------
  Income from operations                  6,168,020     2,173,432     3,345,432     1,216,243      261,923
-----------------------------------------------------------------------------------------------------------
OTHER INCOME (EXPENSE)
  Executive compensation settlement             -             -             -             -        370,750
  Gain (loss) on sale of property             7,165         1,291        (1,305)       (7,610)      99,019
  Loss on debt restructuring                    -             -             -             -        (97,500)
----------------------------------------------------------------------------------------------------------
  Income before income taxes              6,175,185     2,174,723     3,344,127     1,208,633      634,192

  Provision (benefit) for
    income taxes                          1,790,000       372,000       630,000      (100,000)      44,000
                                        -----------   -----------   -----------   -----------   -----------
  Net income                            $ 4,385,185   $ 1,802,723   $ 2,714,127   $ 1,308,633   $  590,192
                                        ===========   ===========   ===========   ===========   ===========


Net income per common
  share - primary                          $ 1.72         $ .86        $ 1.23      $ .64         $ .30
                                        ===========   ===========   ===========   ===========   ===========
Weighted average common
  shares outstanding                      2,549,000     2,120,000    2,235,400    2,076,100      1,990,100
                                        ===========   ===========   ===========   ===========   ===========


Net income per common
  share - fully diluted                    $ 1.64         $ .82        $ 1.18      $ .62         $ .30
                                        ===========   ===========   ===========   ===========   ===========
Weighted average common
  shares outstanding                      2,675,000     2,189,000    2,292,700     2,117,100     1,990,100
                                        ===========   ===========   ===========   ===========   ===========


See accompanying notes to consolidated financial statements.


<PAGE F-11>

Consolidated Statement of Changes in Stockholders' Equity Resource America, Inc. Years Ended September 30, 1995, 1994 and 1993 and Nine Months Ended
June 30, 1996


                                                    Additional                                                           Total
                                  Common Stock       Paid-in       Retained          Treasury Stock      ESOP Share   Stockholders'
                                Shares     Amount    Capital       Earnings       Shares       Amount       Amount       Equity
----------------------------------------------------------------------------------------------------------------------------------
Balance, September 30, 1992     817,912   $ 8,179   $19,041,360   $ 6,080,771    (114,893)  $(2,238,307)  $(685,715)  $22,206,288
Treasury shares acquired                                                           (1,014)      (12,669)                  (12,669)
Treasury shares issued to
  employee benefit plan                                  (4,940)                      362         7,602                     2,662
Cash dividends                                                            (87)                                                (87)
Repayment of ESOP loan                                                                                       75,004        75,004
Net income                                                            590,192                                             590,192
----------------------------------------------------------------------------------------------------------------------------------
Balance, September 30, 1993     817,912     8,179    19,036,420     6,670,876    (115,545)   (2,243,374)   (610,711)   22,861,390
Treasury shares acquired                                                          (15,857)     (194,063)                 (194,063)
Warrants issued                                         100,000                                                           100,000
Repayment of ESOP loan                                                                                       64,291        64,291
Net income                                                                      1,308,633                               1,308,633
----------------------------------------------------------------------------------------------------------------------------------
Balance, September 30, 1994     817,912     8,179    19,136,420     7,979,509    (131,402)   (2,437,437)   (546,420)   24,140,251
Treasury shares acquired                                                          (21,298)     (284,000)                 (284,000)
Cash dividends                                                       (160,917)                                           (160,917)
Warrants issued                                          77,790                                                            77,790
Repayment of ESOP loan                                                                                       64,292        64,292
Net income                                                          2,714,127                                           2,714,127
----------------------------------------------------------------------------------------------------------------------------------
Balance, September 30, 1995     817,912     8,179    19,214,210    10,532,719    (152,700)   (2,721,437)   (482,128)   26,551,543
Issuance of shares
  (unaudited)                    10,000       100        77,400                                                            77,500
Treasury shares
  acquired (unaudited)                                  (30,060)                     (540)      (17,198)                  (47,258)
6% stock dividends
  (unaudited)                    82,688       826     2,452,478    (2,453,304)                                                -
Five-for-two stock split
  effected in the form of
  a 150% stock dividend
  (unaudited)                 1,135,610   $11,358                     (11,358)                                                -
Treasury shares
  issued to employee
  benefit plan (unaudited)                               13,001                    1,440         30,222                    43,223
Cash dividends (unaudited)                                           (567,879)                                           (567,879)
Warrants issued (unaudited)                              40,959                                                            40,959
Repayment of ESOP
  loan (unaudited)                                                                                           32,146        32,146
Net income (unaudited)                                              4,385,185                                           4,385,185
----------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1996        2,046,210   $20,463   $21,767,988   $11,885,363   (151,800)   $(2,708,413)  $(449,982)  $30,515,419
(unaudited)
==================================================================================================================================


See accompanying notes to consolidated financial statements


<PAGE F-12>

Consolidated Statement of Cash Flows Resource America, Inc.


                                           Nine Months Ended
                                          June 30, (unaudited)              Years Ended September 30,
                                           1996           1995          1995          1994         1993
-----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                              $ 4,385,185   $ 1,802,723   $ 2,714,127   $ 1,308,633   $  590,192
 Adjustments to reconcile net
 income to net cash provided by
 operating activities:
   Depreciation, depletion, and
     amortization                         1,059,245     1,045,448     1,334,956     1,346,602    1,477,986
   Amortization of discount on
     senior note and deferred
     finance costs                           55,987        55,361        74,020        21,684          -
   Deferred income taxes                  1,220,000       216,000       473,000      (160,000)      61,000
   Gain on dispositions and
     investments                         (3,432,951)   (1,231,027)   (1,727,227)   (1,088,159)     (99,019)
   Property impairments and
     abandonments                            36,662        38,500        56,497       547,342           -
   Change in operating assets
     and liabilities:
     (Increase) decrease in
        accounts receivable              (1,785,219)      250,411        81,084       (46,439)      19,420
     (Increase) decrease in
        prepaid expenses and
        other current assets               (342,664)     (139,638)       80,788        70,805     (104,985)
     Increase (decrease) in
        accounts payable                   (225,932)     (292,177)     (291,272)      227,492     (239,226)
     Increase (decrease) in
        accrued income taxes                    -             -        (100,000)      100,000          -
     Accretion of discount                 (776,488)       23,918    (1,175,887)     (346,151)    (256,000)
     Increase (decrease) in
        other current liabilities          (193,407)     (155,859)       50,494       300,804      (92,205)
     (Increase) decrease in inventory         9,814        (4,007)        7,126       (24,147)      20,538
                                        -----------   -----------   -----------   -----------   ----------
  Net cash provided by
     operating activities                    10,232     1,609,653     1,577,706     2,258,466    1,377,701
----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of business,
  less cash acquired                            -             -        (876,535)          -            -
Capital expenditures                       (766,154)     (632,686)     (817,139)   (1,036,545)    (563,343)
Proceeds from sale of assets             16,697,180     5,790,905    10,348,220     2,156,881      371,793
Increase in other assets                   (110,348)      (32,107)      (59,452)     (540,774)     216,290
Increase in investments in real
  estate loans                          (13,459,113)  (12,142,822)  (14,708,125)   (3,097,812)  (5,272,986)
                                        -----------   -----------   -----------   -----------   ----------
Net cash provided by (used in)
  investing activities                    2,361,565    (7,016,710)   (6,113,031)   (2,518,250)  (5,248,246)
-----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Long-term borrowings                            -       2,000,000     2,000,000     8,000,000          -
Dividends paid                             (567,879)          -        (160,917)          -            (87)
(Increase) decrease in
  restricted cash                           (90,442)    3,883,268     4,864,030    (5,046,728)    (721,711)
Increase in other assets                        -             -             -        (642,425)         -
Principal payments on debt                  (19,538)   (2,517,541)   (4,523,912)      (21,248)     (19,031)
Purchase of treasury stock                  (47,258)      (95,603)     (284,000)     (194,063)     (12,669)
Short-term borrowings                           -       2,500,000     2,500,000           -            -
Proceeds from issuance of stock             120,723           -             -             -          2,662
                                        -----------   -----------   -----------   -----------   ----------
Net cash provided by (used in)
  financing activities                     (604,394)    5,770,124     4,395,201     2,095,536     (750,836)
Increase (decrease) in cash and
  cash equivalents                        1,767,403       363,067      (140,124)    1,835,752   (4,621,381)
Cash and cash equivalents at
  beginning of year                       2,457,432     2,597,556     2,597,556       761,804    5,383,185
                                        -----------   -----------   -----------   -----------   ----------
Cash and cash equivalents at
  end of year                           $ 4,224,835   $ 2,960,623   $ 2,457,432   $ 2,597,556   $  761,804
                                        ===========   ===========   ===========   ===========   ==========



See accompanying notes to consolidated financial statements


<PAGE F-13>

Notes to Consolidated Financial Statements
Resource America, Inc.
(Information subsequent to September 30, 1995, and for the nine months ended June 30, 1995, is unaudited)


NOTE 1 - NATURE OF OPERATIONS

Resource America, Inc. ("The Company") is a specialty finance company engaged in three lines of business: the acquisition and resolution of commercial real estate loans, commercial equipment leasing, and energy operations, including natural gas and oil production. Based on net assets and net income, the asset acquisition and resolution of commercial real estate loans is the dominant business line at the current time. It is anticipated that the commercial equipment leasing business line will grow substantially in relation to the other two business lines over the next several years. The markets for the Company's business lines are as follows: in energy, gas is sold to a number of customers such as gas brokers and local utilities; oil is sold at the well site to regional oil refining companies. In asset acquisition and resolution the Company obtains its real estate loans from commercial banks and other financial institutions. In commercial equipment leasing the Company will market its equipment leasing product through vendor programs with equipment manufacturers likely to generate $10 million or less annually in equipment leases.

The Company's ability to acquire and resolve commercial real estate loans and to find equipment lease transactions will be dependent on the continued availability of funds. The availability of third-party financing for each of these specialty finance businesses will be dependent upon a number of factors over which the Company has limited or no control, including general conditions in the credit markets, the size and liquidity of the market for the types of real estate loans or equipment leases in the Company's portfolio and the respective financial performance of the loans and equipment leases in the Company's portfolio.

The Company's growth will also depend on its continued ability to generate attractive opportunities for acquiring commercial real estate loans at a discount and to originate equipment leases. The availability of loans for acquisition on terms acceptable to the Company will be dependent upon a number of factors over which the Company has no control, including economic conditions, interest rates, the market for and value of properties securing loans which the Company may seek to acquire, and the willingness of financial institutions to dispose of troubled or under-performing loans in their portfolios.

Mortgage loans and equipment leases are subject to the risk of default in payment by borrowers and lessees.


<PAGE F-14>

Notes to Consolidated Financial Statements
Resource America, Inc.
(Information subsequent to September 30, 1995, and for the nine months ended June 30, 1995, is unaudited)


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of Resource America, Inc., and its wholly owned subsidiaries and its pro rata share of the assets, liabilities, income, and expenses of the oil and gas partnerships in which the Company has an interest. All material intercompany transactions have been eliminated. All per share amounts and references to numbers of shares have been restated to give effect to 6% stock dividends paid in January 1996 and April 1996 and a five-for-two stock split (effected in the form of a stock dividend) in May 1996.

OIL AND GAS PROPERTIES
The Company follows the successful efforts method of accounting. Accordingly, property acquisition costs, costs of successful exploratory wells, all development costs, and the cost of support equipment and facilities are capitalized. Costs of unsuccessful exploratory wells are expensed when determined to be nonproductive. The costs associated with drilling and equipping wells not yet completed are capitalized as uncompleted wells, equipment, and facilities. Geological and geophysical costs and the costs of carrying and retaining undeveloped properties, including delay rentals, are expensed as incurred. Production costs, overhead, and all exploration costs other than costs of exploratory drilling are charged to expense as incurred.

Unproved properties are assessed periodically to determine whether there has been a decline in value, and if such decline is indicated, a loss is recognized. The Company compares the carrying value of its oil and gas producing properties to the estimated future cash flow from such properties, less applicable income taxes in order to determine whether the carrying value of such properties should be reduced. No adjustment was necessary as of June 30, 1996, September 30, 1995, 1994 or 1993.

On an annual basis, the Company estimates the costs of future dismantlement, restoration, reclamation, and abandonment of its gas and oil producing properties. Additionally, the Company evaluates the estimated salvage value of equipment recoverable upon abandonment. At June 30, 1996, the Company's evaluation of equipment salvage values was greater than or equal to the costs of future dismantlement, restoration, reclamation, and abandonment.

DEPRECIATION, DEPLETION, AND AMORTIZATION
Proved developed oil and gas properties, which include intangible drilling and development costs, tangible well equipment, and leasehold costs, are amortized on the unit-of-production method using the ratio of current production to the estimated aggregate proved developed oil and gas reserves. The net book value of producing properties is limited to the value of their future net cash flow based on unescalated prices and costs less a provision for estimated income taxes.


<PAGE F-15>

Notes to Consolidated Financial Statements
Resource America, Inc.
(Information subsequent to September 30, 1995, and for the nine months ended June 30, 1995, is unaudited)

Depreciation of property and equipment, other than oil and gas properties, is computed using the straight-line method over the estimated economic lives, which range from 3 to 25 years.

Intangible assets consist primarily of contracts acquired through acquisitions recorded at fair value on their acquisition dates and the excess of the acquisition cost over the fair value of the net assets of a business acquired (goodwill). The contracts are being amortized on a declining balance method over their respective estimated lives, ranging from 5 to 13 years. Goodwill is being amortized on a straight-line basis over 15 years.

FAIR VALUE OF FINANCIAL INSTRUMENTS
The following methods and assumptions were used by the Company in estimating the fair value of each class of financial instruments for which it is practicable to estimate that value.

For cash and cash equivalents, receivables and payables, the carrying amounts approximate fair value because of the short maturity of these instruments. For long-term debt, including current maturities, the fair value of the Company's long-term debt approximates historically recorded cost since interest rates approximate market.

For investments in real estate loans, the Company believes the carrying amounts of the loans are reasonable estimates of their fair values considering the nature of the loans and the estimated yield relative to the risks involved.

USE OF ESTIMATES
Preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

REVENUE RECOGNITION

Real Estate Finance Revenues

The difference between the Company's cost basis in a loan and the sum of projected cash flows from, and the appraised value of the underlying property is accreted into income over the estimated life of the loan using a method which approximates the level interest method. Projected cash flows from the property are reviewed on a regular basis and changes to the projected amounts reduce or increase the amounts accreted into interest income over the remaining life of the loan.

Equipment Leasing

Equipment leasing is comprised of management fees, brokerage fees and a share of net income from funds in which a subsidiary of the Company serves as general partner. Management fees are earned for management services provided to the funds. Such fees are recognized as earned.

Energy

Working interest, royalties and override revenues are recognized based on production. Well Service income is recognized as revenue as services are performed.


ACCOUNTING STANDARDS
In March 1995, the Financial Standards Board (FASB) issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This standard required the review of long-lived assets for impairment. SFAS No. 121 is required to be adopted for financial statements with fiscal years beginning after December 15, 1995 and requires the cumulative effect of the accounting change to be reported in net income in the year of adoption. The Company believes adoption of this standard will not have a material adverse impact on the Company's financial position or results of operation.

In October 1995, FASB issued SFAS No. 123, "Accounting for Stock Based Compensation." The Company recognizes compensation expense with respect to stock option grants to employees using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25. The Company does not intend to elect the fair value method of accounting for employee stock-based compensation encouraged, but not required, by Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation."


<PAGE F-16>

Notes to Consolidated Financial Statements
Resource America, Inc.
(Information subsequent to September 30, 1995, and for the nine months ended June 30, 1995, is unaudited)


CASH AND CASH EQUIVALENTS
The Company considers temporary investments with a maturity at the date of acquisition of 90 days or less to be cash equivalents.


RESTRICTED CASH
The Company's restricted cash is invested in short-term highly-liquid investments. Classified as a noncurrent asset, it represents collateral for a portion of the Company's long-term debt.


                                                     Nine Months Ended June 30,    Years Ended September 30,
Supplemental disclosure of cash flow information:         1996         1995     1995        1994       1993
-------------------------------------------------------------------------------------------------------------

Cash paid (refunded) during the year for:
                 Interest                               $776,780    $987,591    $1,103,527   $22,812   $32,793
                 Income Taxes                            570,000     168,182       254,981   (40,000)   41,844



LIMITED PARTNERSHIPS
A substantial portion of the Company's activities and revenues are attributable to limited partnerships ("Partnerships") in which it serves as general partner and assumes the customary rights and obligations for the Partnerships. As the general partner in these various limited partnerships, the Company is liable for partnership liabilities and can be liable to limited partners if it breaches its responsibilities with respect to the operations of the limited partnerships. Investments in leasing partnerships are accounted for on the equity basis.

The Company is entitled to receive management fees, reimbursement for administrative costs, and to share in the Partnerships' revenue and costs and expenses according to the respective Partnership agreements. Such fees and reimbursements are recognized as income and are included in energy services and equipment leasing revenue. Amounts reimbursed for costs incurred as operator of certain oil and gas partnership properties for the nine months ended June 30, 1996 and the years ended September 30, 1995, 1994 and 1993 were $112,000, $144,000, $178,000 and $362,000, respectively, and have been offset against general and administrative expense. The Company includes in its operations the portion of the oil and gas Partnerships' revenues and expenses applicable to its interests therein.


INCOME TAXES
The Company recognizes deferred tax assets and liabilities for the estimated future tax effects attributable to temporary differences between the financial statement and tax bases of assets and liabilities and carryforwards utilizing enacted rates. Deferred tax provision or benefit represents the change during the period in the deferred tax asset and liability balances.


<PAGE F-17>

Notes to Consolidated Financial Statements
Resource America, Inc.
(Information subsequent to September 30, 1995, and for the nine months ended June 30, 1995, is unaudited)

EARNINGS PER SHARE
Earnings per common share - primary are determined by dividing net income by the weighted average number of common shares and common share equivalents outstanding during each period. Common share equivalents include shares issuable under the terms of various stock option and warrant agreements (see Notes 4 and 7). Fully diluted earnings per share reflect additional dilution related to stock options and warrants due to the use in that computation of the market price of the Company's shares at the end of the period, which price is higher than the average price for the period.


RECLASSIFICATIONS
Certain reclassifications have been made to the 1993, 1994 and 1995 consolidated financial statements to conform with the June 30, 1996 presentation.


INTERIM FINANCIAL INFORMATION
The unaudited consolidated financial statements for the nine months ended June 30, 1996 and 1995 are presented for comparative purposes only and have been prepared on a basis substantially consistent with that of the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments, all of which are of a normal and recurring nature, considered necessary for a fair presentation.


NOTE 3 - TRANSACTIONS WITH RELATED PARTIES

The Company administers the activities of certain partnerships that it sponsors (see Note 2). Energy service revenues primarily represent services provided to Partnerships and joint ventures managed by the Company.

The Company acquired limited partners' interests in and purchased wells from various oil and gas partnerships for which the Company served as the general partner. The aggregate purchase price of these acquisitions was $133,000 and $623,000 in 1995 and 1994, respectively.

In accordance with industry practice, the Company charges each producing well in the Partnerships and joint ventures a fixed monthly overhead fee and a proportionate share of certain lease operating expenses. These charges are to reimburse the Company for certain operating and general and administrative expenses.

The Company has been engaged to provide financial reporting and data processing services to certain real estate partnerships sponsored by others. The general partners of such partnerships may be deemed to be indirect affiliates or associates of an officer of the Company. Financial services revenues include $25,000, $46,000 and $219,000 in 1995, 1994 and 1993, respectively, for the billings of these services. Amounts due from these real estate partnerships amounted to $27,600 at September 30, 1994.


<PAGE F-18>

Notes to Consolidated Financial Statements
Resource America, Inc.
(Information subsequent to September 30, 1995, and for the nine months ended June 30, 1995, is unaudited)


Until April 1996, an officer of the the Company was of counsel to Ledgewood Law Firm, P.C., a law firm which provides legal services to the Company. Such firm was paid $562,000 during fiscal 1995 for legal services, primarily related to the purchase and restructuring of real estate mortgages. Such firm was paid $464,000 during fiscal year 1994, at which time Mr. Cohen was a principal of such firm, for legal services primarily related to the purchase of real estate mortgages and the placement of the Senior Note.

In addition, during 1994 the Company retained an individual who is associated with the Chairman of the Company in other business ventures, to perform due diligence services in connection with the placement of the $8,000,000 senior secured note referred to in Note 4. The Company paid approximately $76,000 to this individual during 1994.

The Company holds commercial real estate loans of borrowers whose underlying properties are managed by Brandywine Construction and Management, Inc. ("BCMI"). The Company has advanced funds to certain of these borrowers for improvements on their properties which have been performed by BCMI. In five instances, the President of BCMI has also acted as the general partner of the borrower. The Chairman of the Company is Chairman of the Board of Directors and a minority shareholder (approximately 8%) of BCMI. BCMI has agreed to subordinate its management fees to receipt by the Company of minimum required debt service payments under the obligations held by the Company.

The Company also maintains normal banking and borrowing relationships with Jefferson Bank, a subsidiary of JeffBanks, Inc. The Chairman of the Company and his spouse are officers and directors of JeffBanks, Inc. (and his spouse is Chairman and Chief Executive Officer of Jefferson Bank and JeffBanks, Inc.), and are principal shareholders thereof. The Company borrowed $2.5 million from Jefferson Bank in the first quarter of fiscal 1995 under terms which the Company believes were no less favorable to it than those available from independent third parties. The loan was repaid within fiscal 1995. The Company anticipates that it may effect other borrowings in the future from Jefferson Bank; it anticipates that any such borrowings will be on terms similar to those which could be obtained by an unrelated borrower.


<PAGE F-19>

Notes to Consolidated Financial Statements
Resource America, Inc.
(Information subsequent to September 30, 1995, and for the nine months ended June 30, 1995, is unaudited)


In December, 1994, the Company acquired a loan with a face amount of $3,000,000 from California Federal Bank, FSB, at a cost of $1,671,695. The loan is secured by a property owned by a borrower whose general partner is the President of BCMI. The Chairman of the Company is a limited partner in such partnership.
The borrower refinanced the Company's loan in September 1995, applying $1,975,000 of the proceeds to the repayment of the Company's loan. As a result, the Company obtained a gain on its investment of $303,305, while maintaining a continuing interest in the loan of approximately $1 million. In August 1994, the Company acquired from third parties a loan, in the original principal amount of $3,550,000 (and with a then-outstanding balance of $4,388,644), for an investment of $1,612,674. The borrower is a limited partnership of which Mr. Lubin, a director of the Company, is currently the general partner. A director of the Company assumed such position after the Company's acquisition of the loan. Previously, the general partner had been the President of BCMI. The borrower subsequently refinanced the loan with another third party, and repaid the Company $934,000, leaving the Company with a net investment of $419,039. In April 1996, the Company provided $303,000 of mortgage financing to a partnership controlled by the President of BCMI for the purchase by such partnership of a property owned, through foreclosure, by Jefferson Bank. After first mortgage financing, the Company had net investment of $110,000. The Company leases its executive offices and asset acquisition and resolution headquarters in Philadelphia from a partnership of which an officer of the Company is the general partnership and Mr. Cohen is a limited partner.

During fiscal year 1992, the parties to an action entitled KRUGLIAK V. COHEN, ET AL., agreed to a litigation settlement whereby certain officers of the Company accepted a three-year compensation arrangement providing for specified base salary and incentive compensation amounts. As consideration for entering into the new compensation arrangement, such officers relinquished $450,000 of compensation paid to them in previous fiscal years. Said settlement also resulted in reimbursement to the plaintiff by the Company of $79,250 for certain legal fees and expenses incurred by him.


<PAGE F-20>

Notes to Consolidated Financial Statements
Resource America, Inc.
(Information subsequent to September 30, 1995, and for the nine months ended June 30, 1995, is unaudited)

NOTE 4 - LONG-TERM DEBT

Long-term debt consists of the following:

                                                  June 30,     September 30,
                                                    1996      1995       1994
Mortgage note payable to a bank, secured by
real estate, monthly installments of
approximately $3,300 including interest at
3/4% above the prime rate through May 2002
(rate of 9.5% at September 30, 1995)           $ 221,809   $ 241,347   $ 265,262

Loan payable to a bank, secured by a
certificate of deposit, 20 equal semiannual
installments of $32,143 through February,
2003, and quarterly payments of interest at
84% of the prime  rate through July 1996
(rate of 7.35% at September 30, 1995), at
which time the rate converts to 1/2% above
the prime rate through 2003 (See Note 6)         449,982     482,128     546,419

9.5% senior secured note payable, interest
due semi-annually, principal due May 2004      7,899,583   7,890,207   7,903,333
                                               ---------   ---------   ---------
                                               8,571,374   8,613,682   8,715,014
Less amounts payable in one year                  93,000      91,000      88,000
                                               ---------   ---------   ---------
                                              $8,478,374  $8,522,682  $8,627,014
                                              ==========  ==========  ==========


The long-term debt maturing over the next five years is as follows:
1996 - $91,000; 1997 - $94,000; 1998 - $97,000; 1999 - $101,000;
and 2000 - $105,000.


In May 1994, the Company privately placed with an insurance company at 9.5%, a senior secured note in the principal amount of $8,000,000 together with an immediately exercisable detachable warrant to purchase, at any time through May 24, 2004, 449,440 shares, subject to adjustment, of the Company's common stock at an exercise price of $3.38 per share. The value assigned to the warrant ($100,000) has been accounted for as paid-in capital, resulting in a discount which is being amortized on a straight-line basis over the life of the note.
The note is collateralized by substantially all of the Company's oil and gas properties and certain of the Company's Real Estate Loans (see Note 11). Among other restrictions, the note agreement limits the payment of dividends, requires the insurance company's consent to mergers and the sale of substantial assets, limits the Company's incurring additional indebtedness, and requires the maintenance of certain financial ratios. At September 30, 1995 and 1994, the Company was in compliance with such covenants.


<PAGE F-21>

Notes to Consolidated Financial Statements
Resource America, Inc.
(Information subsequent to September 30, 1995, and for the nine months ended June 30, 1995, is unaudited)

NOTE 5 - INCOME TAXES

The following table details the components of the Company's income tax expense.


                     Nine Months Ended         Years Ended September 30,
                        June 30, 1996       1995          1994          1993
--------------------------------------------------------------------------------
Provision (benefit) for
   federal income tax
          Deferred       $1,220,000       $473,000     $(160,000)      $44,000
          Current           570,000        157,000        60,000           -
                         ----------       --------     ---------       -------
                         $1,790,000       $630,000     $(100,000)      $44,000

A reconciliation between the statutory federal income tax rate and the Company's effective federal income tax rate is as follows:


                                      June 30,            September 30,
                                        1996        1995      1994       1993
-------------------------------------------------------------------------------
Statutory tax rate                       34%         34%       34%        34%
Statutory depletion                      (4)         (4)      (18)       (16)
Non-conventional fuel credits            (1)         (1)       (4)       (14)
Adjustment of prior  year's accruals      -          (3)       (7)        (5)
Adjustment to valuation allowance
  for deferred tax assets                 -          (7)       (9)        16
Other                                     -           -        (4)        (8)
                                        -----       -----     -----     -----
                                         29%         19%       (8%)        7%

The components of the net deferred tax liability are as follows:


                                         June 30,         September 30,
                                           1996        1995         1994
                                        ---------    ---------   ----------
Deferred tax assets:
  Statutory depletion carryforward            -      $ 634,000   $1,300,000
  Investment tax credit carryforwards
  (less valuation allowance of
   $271,000 in 1994)                          -        122,000      113,000
Alternative minimum tax credit
  carryforwards                           200,000      221,000      268,000
Interest receivable                           -        120,000          -
Other items, net                              -            -         25,000
                                        ---------   ----------   ----------
                                          200,000    1,097,000    1,706,000


<PAGE F-22>

Notes to Consolidated Financial Statements
Resource America, Inc.
(Information subsequent to September 30, 1995, and for the nine months ended June 30, 1995, is unaudited)


Deferred tax liabilities:
Interest receivable                      (180,000)         -            -
Excess of tax over book depreciation,
  depletion, and amortization          (2,267,000)  (2,138,000)  (2,311,000)
ESOP benefits                            (120,000)    (106,000)     (69,000)
                                        ---------   ----------   ----------
                                       (2,567,000)  (2,244,000)  (2,380,000)
                                        ---------   ----------   ----------
Net deferred tax liability            $(2,367,000) $(1,147,000)  $ (674,000)
                                      ===========  ===========   ==========


At September 30, 1995, the Company had a $122,000 investment tax credit carryforward, and a $1,864,000 statutory depletion carryforward available for federal income tax reporting purposes. Additionally, the Company has an alternative minimum tax credit carry over of $221,000 which can reduce regular income taxes in future years.

The investment credit carryforward, if unused, will expire in varying amounts from 1996 to 2001. There is no expiration date for the utilization of statutory depletion carry overs and alternative minimum tax credit carry overs.


NOTE 6 - STOCKHOLDERS' EQUITY

REPURCHASE OF COMMON STOCK
In 1993, the Board of Directors of the Company authorized management to develop a definitive program to offer to purchase all shares of its common stock held in accounts of fewer than 281 shares (fewer than 100 shares prior to the 1996 stock dividends and splits). The purpose of this offer was to reduce the relatively high costs incurred by the Company in servicing its many stockholders with small holdings. Management devised a plan to purchase such shares at a price of $4.27 per share to holders of record as of the close of business on July 15, 1994. Approximately 160,000 shares were eligible for purchase under the plan. In September and October, 1994, the Company purchased 39,048 and 9,177 shares held in 386 and 89 accounts, respectively. In addition to the shares acquired under the definitive program, in August, 1995, the Company repurchased 36,730 shares in a private and unrelated transaction at a cost of $183,000.


<PAGE F-23>

Notes to Consolidated Financial Statements
Resource America, Inc.
(Information subsequent to September 30, 1995, and for the nine months ended June 30, 1995, is unaudited)


NOTE 7 - EMPLOYEE BENEFIT PLANS

EMPLOYEE STOCK OWNERSHIP PLAN
During 1989, the Company established an Employee Stock Ownership Plan ("ESOP"), to which it sold 168,540 newly-issued shares for $1,200,000. The ESOP is a qualified non-contributory retirement plan to acquire shares of the Company's common stock for the benefit of all employees 21 years of age or older and who have completed 1,000 hours of service for the Company. Contributions to the ESOP are made at the discretion of the Board of Directors. The ESOP borrowed the funds to purchase the shares under a seven year bank term loan that was guaranteed by the Company. In February 1993, this loan was retired and refinanced by a loan from the Company, which borrowed the funds for such loan from another bank (see Note 4).

The stock purchased by the ESOP with the money borrowed is held by the ESOP trustee in a "suspense account." On an annual basis, a portion of the common stock is released from the "suspense account" and allocated to participating employees. Any dividends on ESOP shares are used to pay principal and interest on the loan. As of September 30, 1995, there were 127,672 shares allocated to participants and 24,073 suspense shares. Compensation expense related to the plan is based upon principal and interest payments to the bank less dividends paid to ESOP shares, such expense amounted to $91,300, $94,800 and $89,500 for the years ended September 30, 1995, 1994 and 1993, respectively.

The loan from the bank to the Company is payable in semiannual installments through February 1, 2003. The loan from the Company to the ESOP is payable on a quarterly basis through August 1, 1996. Both the loan obligation and the unearned benefits expense (a reduction in shareholders' equity) will be reduced by the amount of any loan principal payments made by the Company and ESOP, respectively.


EMPLOYEE SAVINGS PLAN
The Company has an Employee Retirement Savings Plan and Trust under Section 401(k) of the Internal Revenue Code which allows employees to defer up to 10% of their income on a pretax basis through contributions to the savings plan. The Company matches up to 100% of each employee's contribution. Included in general and administrative expenses are $28,100, $20,000 and $16,900 for the Company's contributions for the years ended September 30, 1995, 1994, and 1993, respectively.

STOCK OPTIONS
Under the Company's 1984 Key Employee Stock Option Plan, officers and certain key employees may be granted options to purchase shares of stock at an option price of not less than the fair market value on the date of the grant. The plan also provides for the grant of Stock Appreciation Rights ("SAR's") to accompany the grant of options. A right entitles the holder to benefit from market appreciation in the Company's stock subject to the right between the date of grant and the date of exercise without requiring any payment on the part of the holder. Upon exercise of a right, the holder is entitled to receive an amount of stock (or, at the election of the Board of Directors, cash) equal in value to the amount of such appreciation.


<PAGE F-24>

Notes to Consolidated Financial Statements
Resource America, Inc.
(Information subsequent to September 30, 1995, and for the nine months ended June 30, 1995, is unaudited)


A total of 56,180 shares was originally reserved for issuance under the plan. The exercise of SAR's on 44,944 shares has reduced the number of shares reserved to 11,236 for which options were outstanding at September 30, 1995, at an exercise price of $2.76 per share. To exercise any part of an option, an optionee must remain in the continuous employment of the Company for one year after the date of grant.

In January 1990, the stockholders approved the Resource America, Inc., 1989 Key Employee Stock Option Plan ("Plan"). The Plan, for which 196,630 shares have been reserved, provides for the issuance of Incentive Stock Options and Non-qualified Stock Options ("Options") and SAR's. The Plan is administered by a Compensation Committee ("Committee") of the Board of Directors consisting of at least two members of the Board, neither of whom can receive Options or SAR's under the Plan. The Committee may grant to eligible employees Options to purchase shares or SAR's and, at its discretion, may set terms and conditions required of a recipient as a condition to his exercise of the Option or SAR. At September 30, 1995, Options for a total of 191,012 shares were outstanding at a weighted-average exercise price of $2.88 per share.

Options under either plan become exercisable as to 25% of the optioned shares each year after the date of grant, and expire not later than ten years after grant.


A summary of the changes in shares under option for both plans follows:



 (number of shares)                               Years ended September 30,
                                               1995         1994         1993
-------------------------------------------------------------------------------
Outstanding, October 1                        202,248      202,248      136,236
Expired at $5.78 through $9.34 per share                    (4,213)
Canceled at $5.78 through $9.34 per share                 (132,023)
Granted at $2.76 and $3.04 per share                                    202,248
Outstanding, September 30                     202,248      202,248      202,248
Exercisable, September 30                     101,124       50,562          -
Available for grant, September 30               5,618        5,618        5,618



NOTE 8 - FORMATION OF LIMITED PARTNERSHIPS

In 1990, the Company sponsored the Resource America 1990 Pipeline Income Program ("1990 Program"), a limited partnership which purchased a pipeline system from the Company.


<PAGE F-25>

Notes to Consolidated Financial Statements
Resource America, Inc.
(Information subsequent to September 30, 1995, and for the nine months ended June 30, 1995, is unaudited)


The Company had guaranteed that the limited partners would receive cash distributions during each of the first two years of the operation of the 1990 Program equal to 12% of their capital contributions to the 1990 Program. To the extent that cash flow to the 1990 Program was less than 12%, the Company contributed sufficient capital to the 1990 Program to allow the guaranteed distributions to be made. The Company believes the amount contributed ($299,000), for which it is entitled to be repaid on a preferential basis upon termination of the 1990 Program, will be realized upon final disposition of the pipeline.

In December 1989, the Company had a final closing on its Resource America 1989 Pipeline Income Program ("1989 Program"). Similar to the 1990 Program, the Company had guaranteed a 12% return on invested capital to investors during the first two years of the 1989 Program's operations. The Company contributed sufficient capital to the 1989 Program to allow the guaranteed distributions to be made. The Company believes the amount contributed ($394,000), for which it is entitled to be repaid on a preferential basis upon termination of the 1989 Program, will be realized upon final disposition of the pipeline.

The limited partners in both Programs have the right to sell their interests in the Programs to the Company following the fifth anniversary of the respective Program's closing at a price equal to 4.5 times the cash flow per unit during the fifth year of partnership operations, subject to a maximum sale price of $50,000 per unit. The limited partners may also cause the sale of the pipeline after the fifth year of partnership operations.

In October 1994 and January 1995, in accordance with the terms of the limited partnership agreements, the Company purchased 20 units in the 1989 Program for a total cost of approximately $240,000. In October 1995, the Company extended an offer to purchase 36 units in the 1990 Program for approximately $9,700 per unit. In November,1995, a total of four units were repurchased by the Company at a total cost of approximately $38,000.


NOTE 9 - ACQUISITION

Effective September 1, 1995, the Company acquired Fidelity Leasing Corporation ("FLC"), an equipment leasing company, for $1,456,000 in cash (including related expenses) and the assumption of $312,000 in liabilities. The acquisition was accounted for as a purchase and, accordingly, FLC's assets and liabilities have been recorded at their estimated fair values at the date of acquisition. The purchase price resulted in an excess of costs over net assets acquired (goodwill) of approximately $558,000, which will be amortized on a straight line basis over 15 years. FLC manages seven equipment leasing partnerships.


<PAGE F-26>

Notes to Consolidated Financial Statements
Resource America, Inc.
(Information subsequent to September 30, 1995, and for the nine months ended June 30, 1995, is unaudited)



The following pro forma results of operations give effect to the above acquisition as though it had occurred on October 1, 1993:


(in thousand except per share amounts)               1995          1994
-------------------------------------------------------------------------------
  Revenue                                         $ 13,473       $ 10,342
  Net Income                                         2,865          1,664
  Net Income per common share                         1.28            .83


The pro forma results of operations have been prepared for comparative purposes only and do not purport to present actual operating results had the acquisition been made at the beginning of each year, or of results which may occur in the future.


NOTE 10 - INDUSTRY SEGMENT INFORMATION AND MAJOR CUSTOMERS

The Company operates in three principal industry segments - real estate, energy and leasing. Segment data for the years ended September 30, 1995, 1994, and 1993 are as follows:

(in thousands of $)                  1995           1994            1993
----------------------------------------------------------------------------
Revenue:
     Real estate                    $ 6,114        $ 2,522            $ 606
     Energy                           5,332          5,522            5,854
     Leasing                            -              -                -
     Corporate                          148            136              106
                                    -------        -------           ------
                                     11,594          8,180            6,566
                                    =======        =======           ======

Depreciation, Depletion, and
 Amortization:
     Real estate                         37             37               37
     Energy                           1,254          1,268            1,404
     Leasing                            -              -                -
     Corporate                           44             41               37
                                    -------        -------          -------
                                      1,335          1,346            1,478
                                    =======        =======          =======
Operating Profit (Loss):
     Real estate                      4,444          1,819              242
     Energy                           1,085            488            1,447
     Leasing                            -              -                -
     Corporate                       (2,184)        (1,091)          (1,427)
                                    -------        -------          -------
                                      3,345          1,216              262
                                    =======        =======          =======


<PAGE F-27>

Notes to Consolidated Financial Statements
Resource America, Inc.
(Information subsequent to September 30, 1995, and for the nine months ended June 30, 1995, is unaudited)



Identifiable Assets:
     Energy                          13,790         14,570           15,615
     Real estate                     18,225         10,489            7,578
     Leasing                            991            -                -
     Corporate                        4,544          9,737            2,038
                                    -------        -------          -------
                                     37,550         34,796           25,231
                                    =======        =======          =======

Capital Expenditures:
     Real Estate                        172              2              -
     Energy                             637            982              524
     Leasing                            -              -                -
     Corporate                            8             53               39
                                    -------        -------          -------
                                    $   817        $ 1,037            $ 563
                                    =======        =======          =======

Operating profit (loss) represents total revenue less operating expenses, excluding interest and general corporate expenses. A portion of executive salaries, included in their entirety in general and administrative expenses on the Company's Consolidated Statement of Operations, have been allocated to each segment based on the time spent in each area of the business.

The Company's natural gas is sold under contract to various purchasers. Gas sales to one purchaser individually approximated 15% and 16% of total revenues for the years ended September 30, 1995 and 1994, respectively. Interest and fees earned from one borrower approximated 24% of total revenues for the year ended September 30, 1995.


NOTE 11 - INVESTMENTS IN REAL ESTATE LOANS

     At September 30, 1995 and 1994,the Company held real estate loans having aggregate face values of $51,690,000 and $24,929,000, respectively, which were being carried at aggregate costs of $17,991,000 and $10,386,000, respectively. The following is a summary of the changes in the carrying value of the Company's investments in real estate loans for the years ended September 30, 1995 and 1994:

                                                  1995           1994

Balance, beginning of period                 $ 10,385,587    $ 7,072,888
  New real estate loans                        13,588,000      2,996,263
  Additions to existing loans                   1,299,696        717,525
  Accretion of discount                         1,175,886        602,151
  Collections of principal                     (2,555,285)    (1,003,240)
  Cost of mortgages sold                       (5,902,469)           -
                                             ------------    -----------
Balance, end of period                       $ 17,991,415   $ 10,385,587
                                             ============    ===========


<PAGE 28>

Notes to Consolidated Financial Statements
Resource America, Inc.
(Information subsequent to September 30, 1995, and for the nine months ended June 30, 1995, is unaudited)



Investments in Real Estate Loans at September 30 consists of:

                                                            September 30,
                                                         1995           1994

Property 001  Subordinated wraparound note, face
              value of $4,500,000, secured by
              residential real estate located in
              Pittsburgh, PA, interest at 14.5%,
              due October 31, 1998                    $ 2,334,850   $ 2,189,589

Property 002  Mortgage note, face value of
              $1,080,000, secured by residential
              real estate located in Philadelphia,
              PA, interest at 12%, due October 31,
              1998.  In June 1995, the Company
              sold a senior participation in this
              mortgage for $600,000, resulting in
              a gain of $100,000 and a remaining
              face value due the Company of
              $562,000                                    147,972       574,453


Property 003  Mortgage note, face value of
              $1,312,000, secured by residential
              real estate located in Philadelphia,
              PA, interest at 2 1/2% over the
              monthly national median annualized
              cost of funds for SAIF-insured
              institutions as announced by the
              Federal Deposit Insurance Corporation,
              due October 31, 1998.  In June 1995,
              the Company sold a senior participation
              in this mortgage for $896,000,
              resulting in a gain of $209,000 and a
              remaining face value due the Company
              of $479,000                                 189,347       833,305


<PAGE F-29>

Notes to Consolidated Financial Statements
Resource America, Inc.
(Information subsequent to September 30, 1995, and for the nine months ended June 30, 1995, is unaudited)



Property 004  Mortgage note, face value of $4,234,000,
              secured by commercial real estate located
              in Pittsburgh, PA, interest at 10.6%, due
              October 31, 1998.  In June 1995, the
              Company sold a senior participation in
              this mortgage for $840,000, resulting in
              a gain of $146,000 and a remaining face
              value due the Company of $3,498,000         675,805     1,226,403

Property 005  Mortgage note, face value of $4,389,000,
              secured by residential real estate located
              in Philadelphia, PA, interest at 2% over
              the yield of one-year United States
              Treasury securities, due July 31, 1998.
              In January 1995, the owner of the Property
              refinanced the mortgage note with an
              unaffiliated party, simultaneously paying
              the Company $934,000 toward principal
              and interest on this loan                       -       1,352,925

              The Company received a note, subordinated
              to the unaffiliated party, face value of
              $3,559,000, secured by an unrecorded deed
              on the same property and on the same terms
              in exchange for the above referenced
              mortgage note                               724,422           -

Property 006  Mortgage note, face value of $1,798,000,
              secured by residential real estate located
              in Margate, NJ, interest at the Chase
              Manhattan Bank prime rate (but not less
              than 9% nor greater than 15.5%), due
              January 1, 2003.  In June 1995, the
              Company sold a senior participation in
              this mortgage for $685,000, resulting in a
              gain of $92,000 and a remaining face value
              due the Company of $1,370,000               424,749     1,102,015


<PAGE F-30>

Notes to Consolidated Financial Statements
Resource America, Inc.
(Information subsequent to September 30, 1995, and for the nine months ended June 30, 1995, is unaudited)


Property 007  Note, face value of $1,776,000, secured
              by a judgment lien, relating to real
              estate located in St. Cloud, MN, interest
              at 10%, due December 31, 2014              489,196        615,976


Property 008  Mortgage note, face value of $4,629,000,
              secured by commercial real estate located
              in Alexandria, VA, interest at 1/2% over
              the Maryland National Bank prime rate, due
              October 31, 1998.  In June 1995, the owner
              of the property refinanced the mortgage
              note with an unaffiliated party,
              simultaneously paying the Company $840,000
              toward principal and interest on this loan     -        2,132,921

              The Company received a note, subordinated
              to the unaffiliated party, face value of
              $4,165,000, secured by the same property
              and on the same terms, in exchange for the
              above referenced mortgage note           1,469,899            -


Property 009  Wraparound note, face value of $12,000,000
              consisting of a first mortgage held by the
              Company of $9,000,000 secured by commercial
              real estate located in Washington, D.C., a
              note, face-value of $350,000, and a
              $3,000,000 second mortgage held by an
              unrelated party, interest at 12%, due
              November 30, 1998                        9,252,716            -


Property 010  Mortgage note, face value of $1,211,000,
              secured by residential real estate
              located in Philadelphia, PA, interest at
              3% over the Federal Home Loan Bank of
              Pittsburgh rate, due September 2, 1999.
              In June 1995, the Company sold a senior
              participation in this mortgage for
              $600,000, resulting in a gain of
              $227,000 and a remaining face value due
              the Company of $710,000                    107,450        358,000


<PAGE F-31>

Notes to Consolidated Financial Statements
Resource America, Inc.
(Information subsequent to September 30, 1995, and for the nine months ended June 30, 1995, is unaudited)

Property 011  Mortgage note, face value of $900,000,
              secured by commercial real estate located
              in Washington, D.C., interest at 1 1/2%
              over the First Union National Bank rate,
              due September 30, 1999. In June 1995, the
              Company sold a senior participation in
              this mortgage for $685,000, resulting in
              a gain of $77,000 and a remaining face
              value due the Company of $317,000          289,504            -

Property 012  Mortgage notes, face value of $1,495,000,
              secured by residential real estate
              located in Philadelphia, PA, interest at
              2% over the Mellon Bank prime rate, due
              October 31, 1999.  In August, 1995, the
              owner of the property refinanced the
              mortgage note with an unaffiliated party,
              simultaneously paying the company
              $655,000 toward principal and interest
              on this loan.  The Company now holds
              a note, subordinated to the unaffiliated
              party, face value of $747,000, secured
              by the same property and on the same
              terms                                      545,077            -

Property 013  Mortgage notes, face value of $1,962,000,
              secured by residential real estate
              located in Philadelphia, PA, varying
              interest rates from 9 1/2% to 14.5%, due
              December 2, 1999.  In June 1995, the
              Company sold a senior participation in
              this mortgage for $1,160,000, resulting
              in a gain of $381,000 and a remaining
              face value due the Company of $931,000     195,092            -


<PAGE F-32>

Notes to Consolidated Financial Statements
Resource America, Inc.
(Information subsequent to September 30, 1995, and for the nine months ended June 30, 1995, is unaudited)

Property 014  Mortgage note, face value of $3,000,000,
              secured by commercial real estate located
              in Pasadena, CA, interest at 2.75% over
              the average cost of funds to FSLIC-
              insured savings and loan associations,
              11th District (but not less than 5.5% nor
              greater than 15.5%), due May 1, 2001.
              In September, 1995, the Company sold a
              senior participation in this mortgage for
              $2,000,000 resulting in a gain of
              $499,000 and a remaining face value
              due the Company of $975,000                295,608            -

Property 015  Subordinated wraparound note, face value
              of $3,500,000, secured by residential
              real estate located in New Concord, NC,
              interest at 12%, due August 25, 2000       146,765            -

Property 016  Subordinated wraparound note, face value
              of $5,198,000, secured by real estate
              located in Rancho Cordova, CA, interest
              at 8.5%, due December 31, 2019            702,963             -
                                                   $ 17,991,415    $ 10,385,587

During June 1994, the Company received $2,099,000 including accrued interest of $128,000 for a mortgage loan with a face value of $3,435,000 and a carrying value, exclusive of interest, of $976,000. This transaction resulted in a pre-tax gain of $1,095,000, which is included in real estate finance revenues.

As referenced above, in June and September 1995, the Company sold senior participations in seven and one real estate loans, respectively, to an insurance company, pursuant to which the Company agreed to replace any non-performing loan with a similar but performing loan. In addition, the Company issued to the insurance company warrants to purchase 112,360 and 237,262 shares of the Company's common stock at the then market prices of $3.38 and $4.18 per share, respectively. The value assigned to the warrants ($77,800) has been accounted for as paid-in capital.

Further, as referenced above, owners of three properties on which the Company held mortgage notes refinanced those Notes with unaffiliated parties. The Company received payments of principal and interest on these mortgage notes as well as new notes, subordinated to the new first mortgage notes placed on the properties by the unaffiliated parties.


<PAGE F-33>

Notes to Consolidated Financial Statements
Resource America, Inc.
(Information subsequent to September 30, 1995, and for the nine months ended June 30, 1995, is unaudited)


NOTE 12 - SPECIAL STOCKHOLDERS MEETING

On October 16, 1995, the Company's shareholders authorized an amendment to the Certificate of Incorporation of the Company to effect a division of the Company's Common Stock into two classes, Class A Common Stock and Class B Common Stock. The Company's existing Common Stock is designated as Class A Common Stock. Class B Common Stock is currently reserved for issuance upon the exercise of certain warrants held and yet to be issued under prior commitment to Physician's Insurance Company of Ohio. This action did not affect the number of authorized or outstanding shares of Common or Preferred Stock. As a result, of the 3,500,000 shares of Common Stock authorized, 2,500,000 shares is authorized as Class A Common Stock and 1,000,000 shares is authorized as Class B Common Stock, of which 1,868,580 shares and zero shares, respectively, were outstanding at that date. Class A Common Stock and Class B Common Stock have the same relative rights in all matters except for the election of directors.

At this same meeting, the shareholders also approved an amendment to the Company's 1989 Key Employee Stock Option Plan to increase the number of shares as to which options may be granted from 196,630 shares to 393,260 shares.

On September 9, 1996, the Company's shareholders authorized an amendment to the Certificate of Incorporation of the Company to increase the total number of shares of capital stock authorized to 9 million, of which 6.5 million are Class A Common Stock, 1.5 million are Class B Common Stock and 1 million are Preferred Stock.


NOTE 13 - SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)

Results of operations for oil and gas producing activities:

                                          Year Ended September 30,
(in thousands of $)                     1995       1994        1993
   Revenues                           $ 3,452     $ 3,442    $ 3,409
   Production costs                    (1,502)     (1,369)    (2,016)
   Exploration expenses                  (230)       (635)      (256)
   Depreciation, depletion, and
       amortization                      (922)       (977)    (1,121)
   Income taxes                           -           -          -
   Results of operations for
       producing activities           $   798     $   461    $    16


<PAGE F-34>

Notes to Consolidated Financial Statements
Resource America, Inc.
(Information subsequent to September 30, 1995, and for the nine months ended June 30, 1995, is unaudited)


CAPITALIZED COSTS RELATED TO OIL AND GAS PRODUCING ACTIVITIES
The components of capitalized costs related to the Company's oil and gas producing activities (less impairment reserve of $30,000 in 1995, $49,954 in 1994 and $25,759 in 1993) are as follows:

                                      1995          1994            1993

     Proved properties           $ 22,416,417   $ 26,903,003   $ 27,832,733
     Unproved properties              649,962        703,317        944,970
     Pipelines, equipment, and
       other interests              2,487,508      2,561,500      2,429,527
         Total                     25,553,887     30,167,820     31,207,230


     Accumulated depreciation,
       depletion, and
       amortization               (13,589,493)   (17,381,995)   (17,664,949)
     Net capitalized costs       $ 11,964,394   $ 12,785,825   $ 13,542,281


COSTS INCURRED IN OIL AND GAS PRODUCING ACTIVITIES
The costs incurred by the Company in its oil and gas activities during 1995, 1994 and 1993 are as follows:

                                        1995          1994           1993
Property acquisition costs:
     Unproved properties             $   5,373     $     220      $  72,181
     Proved properties                 388,392       794,585         98,824
     Exploration costs                 217,941       144,334        256,710
     Development costs                 211,313       214,747        693,250


OIL AND GAS RESERVE INFORMATION

The Company's estimates of net proved developed oil and gas reserves and the present value thereof have been verified by E.E. Templeton & Associates, Inc., an independent petroleum engineering firm.

The Company's oil and gas reserves are located within the United States. There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future net revenues and the timing of development expenditures. The reserve data presented represent estimates only and should not be construed as being exact. In addition, the standardized measures of discounted future net cash flows may not represent the fair market value of the Company's oil and gas reserves or the present value of future cash flows of equivalent reserves, due to anticipated future changes in oil and gas prices and in production and development costs and other factors for which effects have not been provided.


<PAGE F-35>

Notes to Consolidated Financial Statements
Resource America, Inc.
(Information subsequent to September 30, 1995, and for the nine months ended June 30, 1995, is unaudited)


The standardized measure of discounted future net cash flows is merely information provided for the financial statement user as a common base for comparing oil and gas reserves of enterprises in the industry.

                                             Gas                      Oil
                                            (mcf)                   (bbls)

Balance-September 30, 1992               10,028,681                  251,245
   Purchase of reserves in-place            375,074                   17,833
   Current additions                            -                        -
   Sales of reserves in-place              (121,051)                     (71)
   Revision to previous estimates         1,361,841                   23,605
   Production                            (1,178,727)                 (30,788)

Balance-September 30, 1993               10,465,818                  261,824
   Purchases of reserves in-place         2,835,913                   53,111
   Current additions                            -                        -
   Sales of reserves in-place                (1,865)                     (66)
   Revisions to previous estimates          (26,065)                  15,992
   Production                            (1,161,685)                 (34,002)

Balance-September 30, 1994               12,112,116                  296,859
   Purchases of reserves in-place           893,104                   23,284
   Current additions                        430,330                    3,641
   Sales of reserves in-place               (79,294)                    (628)
   Revisions to previous estimates          624,471                   14,423
   Production                            (1,198,245)                 (36,420)

Balance-September 30, 1995               12,782,482                  301,159


Presented below is the standardized measure of discounted future net cash flows and changes therein relating to proved developed oil and gas reserves. The estimated future production is priced at year-end prices. The resulting estimated future cash inflows are reduced by estimated future costs to develop and produce the proved developed reserves based on year-end cost levels. The future net cash flows are reduced to present value amounts by applying a 10% discount factor.


<PAGE F-36>

Notes to Consolidated Financial Statements
Resource America, Inc.
(Information subsequent to September 30, 1995, and for the nine months ended June 30, 1995, is unaudited)


                                  1995             1994              1993
-----------------------------------------------------------------------------
Future cash inflows           $ 30,257,454     $ 30,334,494     $ 26,796,867
Future production and
  development costs            (15,199,823)     (15,071,229)     (13,190,680)
Future income tax expense       (1,260,450)        (961,919)        (647,770)
                              ------------     ------------     ------------
Future net cash flows           13,797,181       14,301,346       12,958,417
Less 10% annual discount
  for estimated timing of
  cash flows                    (5,987,477)      (6,340,083)      (5,676,568)
                              ------------     ------------     ------------
Standardized measure of
  discounted future net
  cash flows                  $  7,809,704     $  7,961,263     $  7,281,849
                              ============     ============     ============

The following table summarizes the changes in the standardized measure of discounted future net cash flows from estimated production of proved developed oil and gas reserves after income taxes.

                                            1995          1994         1993
-------------------------------------------------------------------------------
Balance, beginning of period            $ 7,961,263   $ 7,281,849   $ 6,773,327
Increase (decrease) in discounted
  future net cash flows:
Sales and transfers of oil and gas,
  net of related costs                   (1,869,399)   (1,344,839)   (1,378,633)
Net changes in prices and production
  costs                                    (186,722)     (239,502)      827,673
Revisions of previous quantity
  estimates                                 417,560        69,501       950,130
Extensions, discoveries, and improved
  recovery less related costs               252,604           -             -
Purchases of reserves in-place              612,008     1,916,920       326,022
Sales of reserves in-place, net of
  tax effect                                (46,306)       (1,425)      (72,945)
Accretion of discount                       841,775       760,714       719,382
Net change in future income taxes          (240,218)     (131,190)       95,200
Other                                        67,139      (350,765)     (958,307)
                                        -----------   -----------   -----------
Balance, end of period                  $ 7,809,704   $ 7,961,263   $ 7,281,849
                                        ===========   ===========   ===========


<PAGE F-37>

                          FIDELITY LEASING CORPORATION
                                 AND SUBSIDIARY


                       Financial Statements and Report of
                    Independent Certified Public Accountants
                        as of December 31, 1994 and 1993

--------------------------------------------------------------------------------

                                                 Two Commerce Square
                                                 Suite 3100
                                                 2001 Market Street
                                                 Philadelphia, PA 19103-7080
                                                 215 561-4200
                                                 FAX 215 561-1066


                             Grant Thornton [logo]
                             GRANT THORNTON LLP  Accountants and
                                                 Management Consultants

                                                 The U.S. Member Firm of
                                                 Grant Thornton International



               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors
Fidelity Leasing Corporation:

We have audited the accompanying consolidated balance sheets of Fidelity Leasing Corporation (a Delaware corporation) and Subsidiary as of December 31, 1994 and 1993, and the related consolidated statements of earnings, changes in shareholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fidelity Leasing Corporation and Subsidiary as of December 31, 1994 and 1993 and the results of their earnings and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
February 23, 1995


<PAGE F-38>

                   FIDELITY LEASING CORPORATION AND SUBSIDIARY
                           Consolidated Balance Sheets

                                                                      December 31,
ASSETS                                                         1994                 1993
------------------------------------------------------------------------------------------
Cash and cash equivalents                                  $1,577,751           $3,078,015
Investment securities held to maturity                      1,656,688                 -
Due from Fidelity Leasing Income Funds                         14,553                3,488
Computer inventory                                            247,416              379,963
Investment in Partnerships, at equity                          41,379               35,732
Equipment, net of accumulated depreciation of $896,031
 and $809,855, respectively                                    76,014              151,943
Contractual servicing rights under partnership
  management agreements, net of accumulated amortization
  of $538,165 and $346,165, respectively                      473,511              665,511
Other assets                                                   64,283               78,041
                                                           ----------           ----------

       Total assets                                        $4,151,595           $4,392,693
                                                           ==========           ==========
LIABILITIES & SHAREHOLDER'S EQUITY
------------------------------------------------------------------------------------------
Accounts payable and accrued expenses                      $  203,477           $  211,461
Due to Fidelity Leasing Income Funds                          107,908            1,047,274
Deferred income                                                 9,390               89,678
Commissions payable                                            21,120               19,864
                                                           ----------           ----------

      Total liabilities                                       341,895            1,368,277

Shareholder's Equity:
  Common stock, $1 par value, authorized 1,000 shares;
    issued and outstanding, 100 shares                            100                  100
   Additional paid-in capital                               3,362,322            3,362,322
   Retained earnings (accumulated deficit)                    447,278             (338,006)
                                                           ----------           ----------

      Total shareholder's equity                            3,809,700            3,024,416
                                                           ----------           ----------

      Total liabilities and shareholder's equity           $4,151,595           $4,392,693
                                                           ==========           ==========


        The accompanying notes are an integral part of this statement.


<PAGE F-39>

                  FIDELITY LEASING CORPORATION AND SUBSIDIARY
                      Consolidated Statements of Earnings


                                                              Years Ended December 31,
REVENUES                                                           1994        1993
---------------------------------------------------------------------------------------
Fee income                                                     $2,344,021   $ 2,569,287
Share of net income from limited partnerships                     240,019       327,866
Interest and other income                                          70,828        36,857
                                                               ----------   -----------

   Total revenues                                               2,654,868     2,934,010
                                                               ----------   -----------

EXPENSES
---------------------------------------------------------------------------------------
General and administrative expenses                             2,450,527     2,870,859
Recovery of expenses from Fidelity Leasing Income Funds          (859,119)   (1,001,672)
                                                               ----------   -----------

   Total expenses                                               1,591,408     1,869,187
                                                               ----------   -----------

   Income before depreciation and amortization of intangibles   1,063,460     1,064,823

Depreciation                                                      (86,176)     (122,445)
Amortization of intangibles                                      (192,000)     (192,000)
                                                               ----------   -----------
   Net earnings                                                $  785,284   $   750,378
                                                               ==========   ===========


         The accompanying notes are an integral part of this statement.


<PAGE F-40>

                  FIDELITY LEASING CORPORATION AND SUBSIDIARY
                Consolidated Statements of Shareholder's Equity

                for the years ended December 31, 1994 and 1993

                                                            RETAINED
                                                            EARNINGS
                                    COMMON     PAID-IN    (ACCUMULATED
                                     STOCK     CAPITAL      DEFICIT)        TOTAL
-----------------------------------------------------------------------------------
Balance, January 1, 1993              $100   $3,362,322    $(1,088,384)  $2,274,038

Net earnings                            -          -           750,378      750,378
                                      ----   ----------    -----------   ----------
Balance, December 31, 1993             100    3,362,322       (338,006)   3,024,416

Net earnings                            -          -           785,284      785,284
                                      ----   ----------    -----------   ----------
Balance, December 31, 1994            $100   $3,362,322    $   447,278   $3,809,700
                                      ====   ==========    ===========   ==========


         The accompanying notes are an integral part of this statement.


<PAGE F-41>

                  FIDELITY LEASING CORPORATION AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                          YEARS ENDED DECEMBER 31,
                                                                          1994               1993
----------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net earnings                                                        $   785,284        $   750,378
                                                                      -----------        -----------
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Share of net income from limited partnerships                       (240,019)          (327,866)
     Depreciation and amortization of intangibles                         278,176            314,445
     (Increase) decrease in amounts due from
     Fidelity Leasing Income Funds
     (Increase) decrease in computer inventory                            (11,065)            (3,488)
                                                                          132,547           (241,877)
     (Increase) decrease in other, net                                      3,996            250,430
     Increase (decrease) in accounts payable, accrued expenses
       and commissions payable                                             (6,728)          (707,633)
     Increase (decrease) in amounts due to
       Fidelity Leasing Income Funds, net                                (939,366)         1,121,164
     Increase (decrease) in deferred income                               (80,288)            35,007
     Distributions from limited partnerships                              244,134            327,866
                                                                      -----------        -----------

      Net cash provided by operating activities                           166,671          1,518,426
                                                                      -----------        -----------

Cash flows from investing activities:
  Capital expenditures                                                    (10,247)           (10,091)
  Purchase of investment securities held to maturity                   (1,656,688)              --
                                                                      -----------        -----------

     Net cash used in investing activities                             (1,666,935)           (10,091)
                                                                      -----------        -----------

     Net increase (decrease) in cash and
      cash equivalents                                                 (1,500,264)         1,508,335

Cash and cash equivalents, beginning of year                            3,078,015          1,569,680
                                                                      -----------        -----------

Cash and cash equivalents, end of year                                $ 1,577,751        $ 3,078,015
                                                                      ===========        ===========


          The accompanying notes are an integral part of this statement.


<PAGE F-42>

                  FIDELITY LEASING CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1994 AND 1993

NOTE A - ORGANIZATION
--------------------------------------------------------------------------------

Fidelity Leasing Corporation (FLC) is a wholly-owned subsidiary of FML Leasehold, Inc. (FML), a wholly-owned subsidiary of The Fidelity Mutual Life Insurance Company (In Rehabilitation) (FMLICO). FLC is incorporated in the state of Delaware.

FLC was formed to negotiate, structure and market leasing transactions. FLC acts as the general partner of the Fidelity Leasing income Funds (Funds) which have been formed to acquire and lease to third parties various types of computer equipment. FLC also acts as a broker on certain leasing transactions.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

1.   Consolidation

The consolidated financial statements include the accounts of FLC and First Radnor Equities, Incorporated (FRE), a wholly-owned subsidiary of FLC. FRE is an inactive wholesale broker-dealer for investment products and is registered with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. During 1994 and 1993, FRE sold no units in limited partnerships which were sponsored by affiliates.

2.   Investment Securities Held to Maturity

FLC adopted Statement of Financial Accounting Standard (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities" on January 1, 1994. This new standard requires investments in securities to be classified in one of three categories: held to maturity, trading and available for sale. Debt securities that FLC has the positive intent and ability to hold to maturity are classified as held to maturity and are reported at amortized cost. As FLC does not engage in security trading, the balance, if any, of its debt securities and equity securities are classified as available for sale. Net unrealized gains and losses for securities available for sale are required to be recognized as a separate component of shareholder's equity and excluded from the determination of net income. FLC's investment securities consist of certificates of deposits and U.S. Government Securities with maturities of one year or less and cost approximates market. FLC adopted this new standard for the year ended December 31, 1994 with no resulting financial statement impact. Prior to the adoption of SFAS No. 115, investment securities were carried at cost which approximates market.

3.   Computer Inventory

Computer inventory is carried at lower of cost or market value.

4.   Equipment

Equipment consists primarily of computer equipment and furniture and fixtures and is stated at cost less accumulated depreciation. Depreciation is provided for using the straight-line method over the estimated useful lives of the related assets, which are generally three to seven years.

5.   Contractual Services Rights under Partnership Management Agreements

Contractual services rights relate to the acquisition by FLC of certain leasing operations in January 1989. A portion of the price paid is attributable to the fair market value of the management contracts FLC had with the Funds that existed at that time. Under the terms of those management agreements, FLC renders a variety of services for which it earns a management fee. These service rights are being amortized over the remaining lives of the individual Funds, ranging from one to four years.


<PAGE F-43>

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED
--------------------------------------------------------------------------------

6.   Revenue Recognition

Fee income for services rendered is comprised of management fees and brokerage fees earned by FLC. Management fees are earned for management services provided to the Funds by FLC. These fees generally range from 4% to 6% of gross rental payments received by the Funds on equipment under operating leases and 2% and 3% on equipment under full pay-out leases. Such fees are recognized as earned.

In addition, FLC may be entitled to a share of the sales proceeds upon the ultimate disposition of equipment by the Funds of up to 3%.

7.   Income Taxes

FLC adopted, effective January 1, 1993, Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for income Taxes." Under the liability method specified by SFAS No. 109, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities. The only difference between assets and liabilities for financial statement and tax return purposes is contractual servicing rights under partnership management contracts. No deferred income taxes have been provided for this difference based on management's evaluation of the likelihood of realization by FML, since FML has had significant tax losses in the past few years.

The deferred method, used in years prior to 1993, required FLC to provide for deferred tax expense based on certain items of income and expense which were reported in different years in the financial statements and the tax returns as measured by the tax rate in effect for the year the difference occurred. The change from the deferred method to the liability method of accounting for income taxes had no effect on reported earnings. The cumulative effect of the change in accounting related to years prior to 1993 was $-0-.

FLC files a consolidated tax return for federal tax purposes with its parent, FML, and is party to a tax sharing agreement with FML. Under the provisions of the tax sharing agreement, FML is responsible for FLC's tax liability. Due to the amortization of the intangible assets, FLC will have no taxable income for federal purposes. Therefore, no provision for federal taxes has been made on FLC's consolidated balance sheets or consolidated statements of earnings for the years ended December 31, 1994 and 1993.

FLC files separate state income tax returns and has provided approximately $37,000 and $16,000 for such taxes in 1994 and 1993, respectively, which is recorded in general and administrative expenses in the accompanying consolidated financial statements.

8.   Statements of Cash Flows

For purposes of reporting cash flows, FLC considers all highly liquid debt instruments purchased with an initial maturity of three months or less to be cash and cash equivalents.

9.   Pension Plan

FLC has a defined contribution plan (401K) covering substantially all employees. This plan provides for voluntary company contributions equal to 50% of contributions made by employees up to a maximum of $3,000 per individual employee. There were no contributions made to the plan by the employees or FLC during 1994. FLC contributed $44,500 to the plan during the year ended December 31, 1993.

During 1994, the plan's Trustee has filed for termination of the plan with the internal Revenue Service. Upon approval of termination from the Internal Revenue Service, all assets will be distributed to the plan's participants.


<PAGE F-44>

NOTE C - INVESTMENT IN PARTNERSHIPS
--------------------------------------------------------------------------------

The investment in partnerships includes FLC's investment in each of the Funds. FLC has contributed $1,000 to each of the Funds and states its investment in the Funds at equity.

FLC, as the general partner in each of the Funds, is allocated net income and net losses of the Funds and is entitled to receive cash distributions from the Funds. Net losses of the Funds are generally allocated 99% to the limited partners and 1% to FLC. FLC will generally be allocated net income equal to the amount of cash to be distributed from the Funds to FLC at the close of each month (but not less than 1% of net income), and the balance will be allocated to the limited partners.

Cash distributions from the Funds to FLC equal 1% of cash distributed until the limited partners have received an amount equal to the purchase price of their units in the Funds, plus a cumulative compounded priority return, as defined in the partnership agreement of the respective Funds. Thereafter, as provided by the respective partnership agreements, the cash distribution to FLC increases to 15% for two of the Funds and 10% for the other six Funds, with the excess distributed to the limited partners.

NOTE D - NOTE PAYABLE
--------------------------------------------------------------------------------

FLC has the availability of a $3,000,000 unsecured line of credit from FMLICO. The rate of interest on any amount outstanding is one percent in excess of the 90 day U.S. Treasury Bill Rate (effective rate of 5.56% at December 31, 1994). In addition, FLC has the availability of a $2,000,000 secured line of credit from Royal Bank of Pennsylvania (Royal Bank). The line is secured by a conditional assignment of the management fees due FLC from the Funds. The rate of interest on any amount outstanding is prime plus two percent (effective rate of 10.50% at December 31, 1994). The primary purpose of these loan facilities is to enable FLC to finance equipment purchases in brokered transactions on a short-term basis. The line from FMLICO remains in effect until either FMLICO or FLC gives written notice of termination to the other. The line from Royal Bank is renewed on an annual basis, with a current expiration date of June 30, 1995.

NOTE E - COMMITMENTS AND CONTINGENCIES
--------------------------------------------------------------------------------

1.   Noncancellable Operating Leases

FLC leases office space under agreements which expire at varying dates through 1998. FLC has also entered into an agreement to lease certain computer equipment through 1996. Total expenses under these leases were $418,000 and $341,000 in 1994 and 1993, respectively. FLC recovers a portion of these expenses through sub-lease arrangements entered into for part of its office space and through the reimbursement of its computer lease expenses from the Funds. In 1994 and 1993, FLC recovered $193,000 and $80,000, respectively, in expenses from sub-leasing a portion of its office space and $39,000 and $34,000, respectively, in expenses from the reimbursement of its computer lease expenses from the Funds.

Future minimum lease payments, excluding sub-let rental payments and computer lease expense reimbursements from the Funds, as of December 31, 1994 for the above leases are:

                   Years ending December 31,
                   -------------------------
                          [S]                 [C]
                          1995                $304,000
                          1996                 215,000
                          1997                  26,000
                          1998                  18,000
                                              --------
                                              $563,000
                                              ========


<PAGE F-45>

NOTE E - COMMITMENTS AND CONTINGENCIES - CONTINUED
--------------------------------------------------------------------------------

Future sub-let rental payments and computer lease expense reimbursements due FLC are $198,000 in 1995 and $191,000 in 1996. The net rental expense for the years ended December 31, 1994 and 1993 were approximately $186,000 and $226,000, respectively.

2.   Employment Contracts

FLC entered into employment contracts with certain key executives. These contracts call for, among other things, base compensation and incentive bonuses. Aggregate approximate future commitments under these contracts as of December 31, 1994 are $98,000 in 1995 and $33,000 in 1996.


<BACK COVER>

     NO PERSON IS AUTHORIZED
TO GIVE ANY INFORMATION OR TO MAKE
ANY REPRESENTATION NOT CONTAINED
IN THIS PROSPECTUS AND ANY                    ___________ Shares
INFORMATION OR REPRESENTATION
NOT CONTAINED HEREIN MUST NOT BE
RELIED UPON AS HAVING BEEN                          [LOGO]
AUTHORIZED BY THE COMPANY OR ANY
UNDERWRITER.  THIS PROSPECTUS DOES
NOT CONSTITUTE AN OFFER OF ANY               RESOURCE AMERICA, INC.
SECURITIES TO WHICH IT RELATES                   Common Stock
OR AN OFFER TO ANY PERSON IN ANY               ------------------
JURISDICTION WHERE SUCH AN OFFER                   PROSPECTUS
WOULD BE UNLAWFUL.  NEITHER THE                ------------------
DELIVERY OF THIS PROSPECTUS NOR
ANY SALE MADE HEREUNDER SHALL,                FRIEDMAN, BILLINGS,
UNDER ANY CIRCUMSTANCES, CREATE                RAMSEY & CO., INC.
ANY IMPLICATION THAT THERE HAS                 ____________, 1996
BEEN NO CHANGE IN THE AFFAIRS OF
THE COMPANY SINCE THE DATE
HEREOF.



---------------------------------
         TABLE OF CONTENTS
---------------------------------
                                            PAGE

Available Information. . . . . . . . . . . . . .
Prospectus Summary . . . . . . . . . . . . . . .
Summary Consolidated Financial Data. . . . . . .
Risk Factors . . . . . . . . . . . . . . . . . .
Use of Proceeds. . . . . . . . . . . . . . . . .
Price Range of Common Stock
 and Dividend Policy . . . . . . . . . . . . . .
Capitalization . . . . . . . . . . . . . . . . .
Selected Consolidated Financial Data . . . . . .
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations . . . . . . . . . . . . . . . . . .
Business . . . . . . . . . . . . . . . . . . . .
Management . . . . . . . . . . . . . . . . . . .
Security Ownership of Certain
 Beneficial Owners and Management. . . . . . . .
Description of Capital Stock . . . . . . . . . .
Underwriting . . . . . . . . . . . . . . . . . .
Legal Matters. . . . . . . . . . . . . . . . . .
Experts. . . . . . . . . . . . . . . . . . . . .
Consolidated Financial Statements. . . . . . . .

<PAGE II-1>

                    PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Registration and Filing Fees:

   Securities Exchange Commission . . . . . . . . . . . .      $

   NASD . . . . . . . . . . . . . . . . . . . . . . . . .

   Total Registration and Filing Fees . . . . . . . . . .      $


Printing and Engraving* . . . . . . . . . . . . . . . . .

Legal*      . . . . . . . . . . . . . . . . . . . . . . .

Blue Sky*       . . . . . . . . . . . . . . . . . . . . .

Accounting*     . . . . . . . . . . . . . . . . . . . . .

Transfer Agent  . . . . . . . . . . . . . . . . . . . . .

Total Other Expenses* . . . . . . . . . . . . . . . . . .

Total Expenses  . . . . . . . . . . . . . . . . . . . . .      $
                                                                   =======

------------------------------------
*Estimate

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Company's Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit. In addition, the Company's By-laws provide for indemnification of the Company's officers and directors to the fullest extent permitted under Delaware law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise,


<PAGE II-2>

the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        The Company maintains directors' and officers' liability insurance against any actual or alleged error, misstatement, misleading statement, act, omission, neglect or breach of duty by any director or officer, excluding certain matters including fraudulent, dishonest or criminal acts or self-dealing.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

        The Company issued to PICO, during 1994, 1995 and 1996, warrants to purchase 983,150 shares of Common Stock. See "Description of Capital Stock - Warrants" in the Prospectus. These securities were issued pursuant to the exemption contained in Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

   a.   Exhibits.
        --------
        1.*     Form of Underwriting Agreement.

        3.(a)** Articles of Incorporation of registrant.
          (b)** By-Laws of registrant.

        5.* Opinion of Ledgewood Law Firm, P.C., as to the legality of the securities being registered (including consent).

       10.(a)** 9.5% Senior Secured Note to PICO.
          (b)** Form of Warrant issued to PICO.
          (c) Contribution Agreement between Resource Leasing, Inc. and Abraham Bernstein.
          (d) Employment Agreement between Fidelity Leasing, Inc. and Abraham Bernstein.
          (e)** 1984 Key Employee Stock Option Plan
          (f)** 1989 Employee Stock Ownership Plan.
          (g)** 1989 Key Employee Stock Option Plan.

       11.**    Statement re: computation of per share earnings.

       21.**    Subsidiaries of the registrant.


<PAGE II-3>


       23.(a)   Consents of Grant Thornton LLP
          (b)   Consent of E.E. Templeton & Associates, Inc.
          (c)*  Consent of Ledgewood Law Firm, P.C. (included in Exhibit 5).

       24. Power of Attorney (included as part of signature pages to this registration statement).

--------------------
*       To be filed by amendment.
**      Exhibit 3(a) appears as an exhibit to registrant's Annual Report on
Form 10-K ("10-K Report") for its 1983 fiscal year and in its definitive proxy statement for its September 9, 1996 Special Meeting of Shareholders; Exhibit 3(b) appears as an exhibit to registrant's 10-K Report for its 1984 fiscal year; Exhibits 10(a) and 10(b) appear as exhibits to registrant's 10-K Report for its 1995 fiscal year; Exhibits 10(e) and 10(g) appear as exgibits to registrant's May 2, 1996 registration statements of Form S-8; Exhibit 10(f) appears as an exhibit to registrant's 10-K Report for its 1989 fiscal year;
Exhibit 11 appears as an exhibit to registrant's Quarterly Report on Form
10-Q for the quarter ended June 30, 1996; and Exhibit 21 appears as an exhibit to registrant's 10-K Report for its 1995 fiscal year.


ITEM 17.  UNDERTAKINGS.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of registrant's Certificate of Incorporation, Bylaws or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


The undersigned registrant undertakes that:

        1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        2. For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

ITEM 18.  FINANCIAL STATEMENTS AND SCHEDULES

        (a)   Inapplicable.
        (b)   Schedule IV - Mortgage Loans on Real Estate


<PAGE II-4>

                 INDEX TO FINANCIAL STATEMENT SCHEDULES

Report of Independent Accountants on Schedule . . . . . . . . . . . . . . . II-5
Schedule IV - Mortgage loans on real estate . . . . . . . . . . . . . . . . II-6

   All other schedules have been omitted becasue they are either not applicable or the information required has been disclosed in the financial statements and related notes included int his Prospectus.


<PAGE II-5>

             REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                                ON SCHEDULES


Board of Directors
RESOURCE AMERICA, INC.


In connection with our audit of the consolidated financial statements of Resource America, Inc. and subsidiaries referred to in our report dated November 23, 1995, which is included in the Prospectus constituting Part I of this Registration Statement, we have also audited Schedule IV as of September 30, 1995. In our opinion, this schedule presents fairly, in all material respects, the information to be set forth therein.




Cleveland, Ohio
November 23, 1995


<PAGE II-6>

                    RESOURCE AMERICA, INC. & SUBSIDIARIES

                SCHEDULE IV -  MORTGAGE LOANS ON REAL ESTATE

                               SEPT 30, 1995

                                                                                                                    PRINCIPAL
                                                                 PERIODIC                            CARRYING      SUBJECT TO
                             INTEREST       FINAL MATURITY       PAYMENT   PRIOR     FACE AMOUNT    AMOUNT OF      DELINQUENT
      DESCRIPTION               RATE             DATE            TERMS     LIENS     OF MORTGAGES  MORTGAGES(b)     INTEREST
SECOND LIEN LOANS

RENTAL APARTMENTS

Apartment bldg,     Fixed interest rate   December 31, 2002      (a)   $2,730,000    $4,500,000    $2,334,850          -
Pittsburgh PA,      of 14.5%

Rental Apartments,  Two loans with fixed  From June 1,   (a)    6,631,000     9,782,925     1,211,375     $189,382
Rental Apartments,  interest rates of       1998 to
6 loans, original   12%; all remaining      August 25,
loan amounts        loans have varying      2000
ranging from        rates from 7.3%
$1,080,000 to       to 14.5%
$3,500,000

Apartment bldg,     2% over the yield     10/31/1998     (a)    1,123,000     3,558,857       724,422          -
Philadelphia,       of one-year U.S.
PA                  Treasury securities

Apartment bldg,     Prime plus 2%         10/31/1999     (a)      900,000     1,495,555       545,077          -
Philadelphia,
PA

COMMERCIAL

Office bldg,        Fixed rate of 10.6%   10/31/1998     (a)      840,000     4,234,402       675,805       53,353
Pittsburgh, PA

Office bldg,        Prime plus 2.5%        9/30/1999     (a)      685,000       900,000       289,504          -
Washington, D.C.

Office bldg,        Fixed interest rate   11/30/1998     (a)          -      12,000,000     9,252,716          -
Washington, D.C.    of 12%

Office/Retail       Prime plus 1.5%        7/31/1998     (a)      898,000     4,165,000     1,469,899          -
bldg, Alexandria,
VA

Retail bldg,        Fixed rate of 10.%    12/31/2014     (a)    2,252,000     1,776,246       489,196          -
St. Cloud, MN

SUNRISE             Fixed rate of 8.5%    12/31/2019     (a)    2,400,000     5,198,000       702,963          -

Industrial bldg,    2.75% over the          5/1/2001     (a)    2,000,000     3,000,000       295,608          -
Pasadena, CA         average cost of
                     funds to FSLIC-
                     Insured savings
                     and loan institu-
                     tions                                     ----------    ----------    ----------      -------
                                                               20,459,000    50,610,985    17,991,415      242,735

Reconciliation of the total carrying amount of real estate loans for the year follows:

           Balance at October 1, 1994                             $10,385,587
               Additions during the period:
                  New mortgage loans              $13,588,000
                  Amortization of discount          1,175,886
                  Additions of existing loans       1,299,696      16,063,582
                                                  ---------------------------
                                                                  $26,449,169

               Deductions during the period:
                  Collections of principal          2,555,285
                  Cost of mortgages sold            5,902,469       8,457,754
                                                  ---------------------------

               Balance at September 30, 1995                      $17,991,415
                                                                  ===========


(a) All net cash flows from the property
(b) Cost for Federal Income tax purposes equals $18,035,108


<PAGE II-7>

                                 SIGNATURES
                                 ----------

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on October 10, 1996.

                                    Resource America, Inc.



                                    By: /s/ Edward E. Cohen
                                        -------------------------------------
                                            Edward E. Cohen, Chairman of the
                                            Board of Directors, Chief Executive
                                            Officer and President


<PAGE II-8>
                             POWER OF ATTORNEY
                             -----------------

        Each person whose signature appears below in so signing also makes, constitutes and appoints Edward E. Cohen and Michael L. Staines, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this registration statement with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or said attorney-in-fact's substitute or substitutes may do or cause to be done by virtue hereof.

                                 SIGNATURES
                                 ----------

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



/s/ Edward E. Cohen                               Date: October 10, 1996
---------------------------------------------     -----------------------------
EDWARD E. COHEN, Chairman of
the Board of Directors,
Chief Executive Officer,
President and Director
(Chief Executive Officer)


/s/ Carlos C. Campbell                            Date: October 10, 1996
---------------------------------------------     -----------------------------
CARLOS C. CAMPBELL, Director


/s/ John R. Hart                                  Date: October 10, 1996
---------------------------------------------     -----------------------------
JOHN R. HART, Director


/s/ Andrew M. Lubin                               Date: October 10, 1996
---------------------------------------------     -----------------------------
ANDREW M. LUBIN, Director


/s/ Alan D. Schreiber, M.D.                       Date: October 10, 1996
---------------------------------------------     -----------------------------
ALAN D. SCHREIBER, M.D.,
Director


                       [SIGNATURES CONTINUED ON FOLLOWING PAGE]


<PAGE II-9>

                       [SIGNATURES CONTINUED FROM PREVIOUS PAGE]



/s/ Michael L. Staines                            Date: October 10, 1996
---------------------------------------------     -----------------------------
MICHAEL L. STAINES, Senior
Vice President, Secretary
and Director


/s/ John S. White                                 Date: October 10, 1996
---------------------------------------------     -----------------------------
JOHN S. WHITE, Director


/s/ Nancy J. McGurk                               Date: October 10, 1996
---------------------------------------------     -----------------------------
NANCY J. MCGURK, Vice
President - Finance
(Chief Accounting Officer)

                              EXHIBIT 10(c)


                           CONTRIBUTION AGREEMENT

     THIS CONTRIBUTION AGREEMENT (the "Agreement") made this 5th day of March, 1996, by and between RESOURCE LEASING, INC. ("RLI"), a Delaware corporation and
ABRAHAM BERNSTEIN ("BERNSTEIN").
     WHEREAS, Bernstein is experienced in the business of leasing equipment the cost of which is generally under $50,000 ("Small Ticket Leasing").
     WHEREAS, RLI and Bernstein desire to conduct all of their future business in the Small Ticket Leasing field through a newly-formed corporation in which RLI will own all of the initial equity and of which Bernstein initially will be the chairman, chief executive officer and president and will own stock options.
     NOW, THEREFORE, the parties hereto intending to be legally bound hereby agree as follows:

     1.   Formation of Newco.   RLI will promptly form a new corporation
          ------------------
("Newco") under the laws of the Commonwealth of Pennsylvania or the State of Delaware (depending on tax and name availability considerations), having authorized capital stock consisting solely of 20,000,000 shares of Common Stock, par value $.01 per share, and having Articles and Bylaws in the form attached hereto as Exhibit A and Exhibit B, (which may be changed in a way not adverse
          ---------     ---------
to Bernstein solely depending on the state of incorporation) respectively. RLI will contribute to Newco the sum of Two Million Dollars ($2,000,000) in cash (promptly as such cash may be required by the Company), and the right to use the name of "Fidelity Leasing." In exchange, RLI will receive nine million (9,000,000) shares of stock of Newco, which will be all of its initial outstanding stock. RLI will cause FLC to change its name to F.L. Partnership Management, Inc. or such other name as shall be selected by its Board of Directors, and will advise FLC's limited partners, creditors and others that it is operating under a new name. Newco will change its name to Fidelity Leasing, Inc. or such other name as shall be selected by its Board of Directors. Promptly upon the formation of Newco, the parties will execute an Employment Agreement in the form of Exhibit F, hereto. Promptly upon the formation of Newco, Bernstein will be elected to the Board of Directors of Newco, and RLI shall thereafter vote in favor of his remaining as a Director until his Employment Agreement terminates.

     2.   Stock Options.
          -------------

               (a)  Bernstein Plan.   Newco will promptly adopt a 1996-1 Key
                    --------------
Employee Stock Option Plan (the "Bernstein Stock Option Plan") substantially in the form of Exhibit C hereto. One million (1,000,000) shares will be authorized by Newco and made subject to the Bernstein Stock Option Plan. Upon adoption of the Bernstein Stock Option Plan, Newco will immediately grant to Bernstein an option with respect to one million (1,000,000) shares of Newco stock at $.22 per share pursuant to a Grant of Incentive Stock Options substantially in the form of Exhibit D hereto ("the Bernstein Option Grant").

               (b)  Employee Plan.   Within thirty (30) days of the date hereof,
                    -------------
Newco will adopt a 1996-2 Key Employee Stock Option Plan in a form similar to that in Exhibit C hereto except that it may differ materially with respect to
Section 7(g) (the "Employee Stock Option Plan"). Five Hundred Thousand (500,000) shares will be authorized by Newco and made subject to the Employee Stock Option Plan. Grants under the Employee Stock Option Plan may contain such provisions as the Board of Directors of Newco, through the Committee (as defined in the Employee Stock Option Plan), may prescribe, but it is the intention of Newco that such grants to employees other than Bernstein will not contain the adjustment provisions set forth in Section 5 of Exhibit B.

               (c)  Anti-Dilution of Bernstein's Interest.   In the case of any
                    -------------------------------------
sale or issuance of stock by Newco ("additional issuance") to anyone (including any issuance pursuant to the exercise of conversion, exchange, option, warrant or other rights) other than RLI (pursuant to Section 1) or Bernstein (pursuant to Section 5 of the Bernstein Stock Option Grant), at any time prior to closing an initial public offering of Newco common stock, Bernstein will be entitled to additional stock options, which may be issued under the 1996-2 Key Employee Stock Option Plan (or a different stock option plan adopted for this purpose) in an amount calculated to allow him to maintain a ten percent (10%) ownership in the total common stock equity in Newco (excluding from such 10% calculation any shares or options issued pursuant to the 1996-2 Key Employee Stock Option
Plan) and shall be at an exercise price equal to the price paid or value received for the stock in the additional issuance; provided, however, that if such price paid or value received is below the "fair market value" of Newco stock as defined in the 1996-2 Key Employee Stock Option Plan, Bernstein may elect to either (i) receive the additional options as incentive stock options at "fair market value," or (ii) receive the additional options as non-qualified options at the price paid or value received for the stock to which the additional issuance relates.

     3.   Bernstein's Right to Sell or Put RLI Shares.
          -------------------------------------------

               (a)  If Newco common stock is registered under the Securities
                    --------------------------------------------------------
Exchange Act of 1934 ("publicly held").  At Closing, Newco and Bernstein will
---------------------------------------
enter into a Registration Rights Agreement substantially in the form of Exhibit E hereto which will provide Bernstein certain registration rights,
---------
following the fourth anniversary of this Agreement, to sell fully registered shares then owned by Bernstein.

              (b)        If Newco is not a public company.
                         --------------------------------

                         (i)  At any time during the fifth year after the date
hereof, if Newco is not then publicly held, Bernstein shall have the right, following written notice as described hereinbelow, to require Newco to purchase, and Newco shall purchase from Bernstein, for cash up to 25% of the number of shares originally subject to (including any adjustments pursuant thereto) the Bernstein Option Grant (the "Bernstein Option Shareholdings") at a price equal to ten times the After Tax Earnings (as defined below) per share of Newco for the last fiscal year ended prior to the giving of notice by Bernstein ("Per Share Purchase Price"). After Tax Earnings shall mean the before tax earnings of Newco determined by Newco's independent auditors in accordance with generally acceptable accounting principles consistently applied adjusted for the taxes that would be payable if Newco were a corporation that filed a separate tax return;
                         (ii) At any time during the sixth year after the date
hereof if Newco is not then publicly held, Bernstein shall have the right to require Newco to purchase, and Newco shall purchase from Bernstein, for cash up to 50% of the Bernstein Option Shareholdings less any amount already sold pursuant to Section 3(b)(i) hereof, at the Per Share Purchase Price;
                         (iii)     At any time during the seventh year after the
date hereof if Newco is not then publicly held, Bernstein shall have the right to require Newco to purchase, and Newco shall purchase from Bernstein, for cash up to 75% of the Bernstein Option Shareholdings less any amount already sold pursuant to Sections 3(b)(i) and (ii) hereof at the Per Share Purchase Price;
                         (iv) At any time during the eighth year after the date
hereof if Newco is not then publicly held, Bernstein shall have the right to require Newco to purchase, and Newco shall purchase from Bernstein for cash, any or all of his Newco shares at the Per Share Purchase Price;

               Provided, however, that
               ------------------
               (A) all such purchase obligations under Sections 3(b)(i)-(iii), above, shall be subordinated to those obligations of Newco to its outside creditors outstanding prior to receipt by Newco of notice from Bernstein exercising his rights hereunder;
               (B) any of Newco's obligations due in each of the fifth, sixth and seventh years under Sections 3(b)(i)-(iii), above, in excess of Five Hundred Thousand Dollars ($500,000), may be deferred to the next following year, provided that in no event shall the maximum amount payable in the sixth and seventh year be more than Five Hundred Thousand Dollars ($500,000), and the balance shall be due in the eighth year along with other amounts due in that year under (iv), above;
               (C)  in no event shall any deferred amounts subject to Paragraph
(B), above, be forgiven or otherwise deemed not to be due and owing Bernstein as a result of Newco's becoming publicly held after the date of original incurrence of such obligation.

     4.   Agreement as to Inter-Company Expenses.  RLI agrees that all
          --------------------------------------
transactions between Newco and RLI, or any affiliate of RLI, shall be conducted on terms reasonably compared to those that would prevail in the case of commercial transactions between unrelated parties.

     5.   Notices.  All notices, requests, demands and other communications
          -------
hereunder shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, when telecopied with acknowledgement of receipt (which may also be by telecopy)) or when deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid and addressed as set forth below:
               IF TO RLI:
               Resource Leasing, Inc.
               1521 Locust Street
               Philadelphia, PA  19102
               Attn:  Freddie Kotek



               IF TO BERNSTEIN:

               Abraham Bernstein
               1830 Rittenhouse Square
               Philadelphia, PA  19103
               Facsimile: 215-569-8228

                              RESOURCE LEASING, INC.


                              By: /s/ Abraham Bernstein
                                  ------------------------------------------


                              ----------------------------------------------
                              Abraham Bernstein

                                 EXHIBIT 10(d)

                             EMPLOYMENT AGREEMENT
                             --------------------


     This Employment Agreement ("Agreement") is made as of the 5th day of March, 1996 by and between FIDELITY LEASING, INC., a Pennsylvania corporation (the "Company") and ABRAHAM BERNSTEIN (the "Executive").

     WHEREAS, Executive has been offered employment by the Company as Chairman, President and Chief Executive Officer (the "Office") and

     WHEREAS, Executive wishes to be employed in the Office by the Company; and

     WHEREAS, the Company desires to assure itself of the availability of Executive's services in the Office;

     NOW, THEREFORE, in consideration of the mutual promises set forth herein, the adequacy of which is hereby acknowledged, the Company and Executive agree as follows:

    1.    Employment.
          ----------

          The Company hereby employs Executive in the Office and Executive hereby accepts such employment, positions and responsibilities, and agrees to serve the Company in such capacities upon the terms and conditions set forth herein.

     2.   Services.
          --------

          In carrying out his duties Executive shall report to and accept direction from the Board of Directors of the Company; provided, however, Executive's duties shall be limited to those normally associated with those of Chairman, President and Chief Executive Officer of a company in the equipment leasing industry.

          Executive shall serve the Company diligently, competently, and to the best of his abilities during the period of employment. Executive shall devote substantially all of his time and attention to the business of the Company. Executive's services shall be performed within a reasonable commuting distance of Philadelphia except for reasonable travel.

          Executive's duties shall include the development and the day to day oversight of the Company's leasing business, and such other matters as may be designated from time to time by the Company's Board of Directors and which are appropriate to the Office.

     3.   Term.
          ----

          The term of employment of Executive under this Agreement shall commence on the date hereof and unless sooner terminated pursuant to Section 6, shall continue in full force and effect for a period of three (3) years thereafter (such three (3) year period herein referred to as the "Contract Period"). Such Contract Period shall be extended for additional one year terms unless either Executive or Company shall have given notice to the contrary at least two months before each termination date.

     4.   Compensation.
          ------------

          (a)  BASE SALARY.   During the period of employment, the Company shall
pay to Executive a Base Salary of One Hundred Fifty Thousand Dollars ($150,000) per annum, payable monthly. It is understood that Company will review annually and may, in the discretion of the Board Directors, increase or decrease (but not below $150,000) the Base Salary, as adjusted, in light of the Executive's performance and other factors.

          (b) INCENTIVE COMPENSATION PLAN. During the period of employment the Executive shall receive bonus payments equal to 2.75% of the annual after tax earnings of the Company, but not more than 2.0% of the pre-tax earnings of the Company. After Tax Earnings shall mean the before tax earnings of Newco determined by Newco's independent auditors in accordance with generally acceptable accounting principles consistently applied adjusted for the taxes that would be payable if Newco were a corporation that filed a separate tax return. Payment of such bonus shall be made within fifteen (15) days of the receipt by the Company of its audited financial statement for the preceding fiscal year, but in no event later than 105 days after the end of the preceding fiscal year.

          (c) PAYMENTS IN LIEU OF DIVIDENDS. In the case of any dividend paid by the Company at a time during which Bernstein has unvested or unexercised stock options to acquire Company stock, Bernstein shall receive, contemporaneous with the payment of such dividend, an amount hereunder equal to that amount to which he would have been entitled had he previously exercised his stock options.

     5.   Benefits.
          --------

          During the period of employment, Executive shall be entitled to receive the following additional benefits:

          (a) PARTICIPATION IN BENEFIT PLANS. Executive will participate on a substantially equal basis as all other employees of Resource in all employee benefit plans and arrangements now in effect or which may hereafter be established which are generally applicable to other employees of the Company or any of its subsidiaries, except that, in lieu of any health care benefits, Bernstein shall receive an allowance of Six Hundred Seventeen Dollars ($617) per month for the purchase of health insurance.

          (b) CAR ALLOWANCE. The Company agrees to pay Executive a car allowance not to exceed Five Hundred Dollars ($500) per month.

     6.   Termination.
          -----------

          Anything herein contained to the contrary notwithstanding, Executive's employment hereunder shall terminate as a result of any of the following events:

          (a)  Executive's death;

          (b) Termination by the Company, for Cause. "Cause" shall encompass the following: (i) Executive has committed any act of fraud or gross negligence or engaged in any other material misconduct, neglect of duties or failure to act which adversely affects the business or affairs of the Company and/or any of its subsidiaries or affiliates; (ii) Executive has been convicted of a felony or committed any act not approved in writing by the Board of Directors of the Company involving any material conflict of interest or self-dealing related to any aspect of the Company and/or any of its subsidiaries; or (iii) Executive has failed to follow written directions of the Board of Directors or the Chief Executive Officer of Resource Leasing, Inc. ("Resource Leasing") which are consistent with Executive's duties hereunder and not in violation of applicable law; provided, however, Termination by the Company for Cause shall be effective in the case of (i) (except for an act of fraud) or (iii) only if such failure has not been cured within thirty (30) days after notice of such failure has been given to the Executive by Company. If notice has been given under the previous sentence for a failure by Executive, Executive may be discharged without notice in the case of a similar failure;

          (c) The Executive becomes disabled by reason of any physical or mental disability whatsoever for more than ninety (90) days in the aggregate during any 365-day period and the Board of Directors determines, in good faith and in writing, that the Executive, by reason of such physical or mental disability, is rendered unable to perform his duties and services hereunder (a "Disability"); or

          (d) Termination by Executive for "Good Reason" upon forty-five (45) days' prior written notice to the Company. "Good Reason" shall mean: (i) without the written consent of Executive, a substantial change in the services or duties (including relocation in contravention of Paragraph 2 of this Agreement) required of the Executive hereunder or the imposition of any services or duties substantially inconsistent with, or in diminution of Executive's position, services or duties, or status with the Company; (ii) failure to continue Executive's coverage under any Company benefit plan as required under paragraph 5(a) except pursuant to a change to a benefit plan that applies to senior executives of the Company generally or is required by law or regulation;
(iii) any material breach by the Company of any provision of this Agreement; or
(iv) Edward E. Cohen is neither an officer nor the owner directly or indirectly (including ownership through Bryn Mawr Resources, Inc.) of at least five percent (5%) of the Class A voting stock of Resource America, Inc. ("RAI"); provided, however, that Termination by Executive for Good Reason shall be effective in the case of (i)-(iii) only if such failure has not been cured within thirty (30)
days after notice of such failure has been given to the Company.   If notice has
been given under the previous sentence for a failure of the Company, Executive may terminate this Agreement for Good Reason without notice in the case of a similar failure.

     7. Consideration Payable to Executive Upon Termination or in the Event of Disability.
          -------------------------------------------------------------------

          (a) During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), the Executive shall continue to receive his full salary at the rate then in effect for such period until his employment is terminated pursuant to subparagraph 6(c) hereof (together with his bonus, so long as any such disability is for less than sixty
(60) days in the aggregate in any bonus year), provided that payments so made to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment under disability benefits of Company and which were not previously applied to reduce any such payment.

          (b) If Executive's employment shall terminate pursuant to subparagraph 6(a),(b) or (c), Executive shall receive his full Base Salary, together with all benefits required pursuant to paragraph 5, through the date of termination, but shall not be entitled to receive any additional payments, benefits or compensation otherwise due subsequent to the date of termination.

          (c) If Executive's employment by the Company under this Agreement shall be terminated for "Good Reason" a specified under subparagraph 6(d), Company shall pay to Executive the Base Salary and benefits required pursuant to paragraph 5, for the term of one (1) year plus bonus and payable at the time when the same would have become due and payable if termination had not occurred. Executive shall not be required to mitigate the amount of any payment provided for in this subparagraph 7(c) by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for therein be reduced by any compensation of any retirement benefit heretofore or hereafter earned by Executive as the result of employment by any other person, firm or corporation.

     8.   Confidential Information.
          ------------------------

          All confidential information or trade secrets which Executive currently has or may obtain during the period of employment relating to the business of the Company and its affiliates shall not be published, disclosed, or made accessible by him to any other person, firm, or corporation except in the business and for the benefits of the Company, Resource Leasing and its affiliates. The provisions of this paragraph 8 shall survive the termination of this Agreement, but shall not apply to any information which is or becomes publicly available otherwise than by any breach of this paragraph 8.

     9.   Covenant Not to Compete.
          -----------------------

          Executive shall not, during the period of employment and for the two years immediately following termination of employment, for whatever reason, for himself, or on behalf of any other person, firm, partnership, corporation, or other entity, directly or indirectly: (i) engage in the equipment leasing business; or (ii) solicit or hire, or attempt to solicit or hire, any employee of the Company or its affiliates away from the Company or its affiliates or away from the Company's employ. For purposes of this clause (i) of this paragraph, "to engage" shall include Executive's acting as an owner (of more than 5%), employee, shareholder, consultant, director or officer, directly or indirectly, of an entity so engaged. Notwithstanding the first sentence of this Paragraph 9, if the termination occurs pursuant to subparagraph 6(d) or is by mutual consent, Executive may engage in the equipment leasing business as an independent consultant.

     10.  Remedies in Case of Breach of Certain Covenants or Termination.
          --------------------------------------------------------------

          The Company and Executive agree that the damages that may result to the Company from misappropriation of confidential information or competition as prohibited by paragraphs 8 and 9 could be estimated only by conjecture and not by any accurate standard, and, therefore, any breach by Executive of the provisions of such paragraphs, in addition to giving rise to monetary damages, will be enjoined. In addition, if Executive breaches the provisions of such paragraphs, or is terminated pursuant to subparagraphs 6(a) or 6(c), Executive shall (solely for violation of Paragraph 8 or 9) forfeit any right to receive the payments and benefits described under paragraph 7 and Executive shall forfeit a portion of any stock options that have been or may be granted pursuant to the Company's Key Executive Stock Option Plan or otherwise in accordance with the following schedule:


If Termination pursuant to a breach      The following unvested stock
of Paragraphs 6(a) or 6(c) or            stock options shall be
violation of Paragraphs 8 or 9 occurs:   cancelled:

(i)   On or prior to the first           (i)   All
      anniversary of the date of
      this Agreement

(ii)  After the first but on or          (ii)  Stock options that vest
      prior to the second                      in years three and four
      anniversary of the date of
      this Agreement

(iii) After the second but on or         (iii) Stock options that vest in
      prior to the third anni-                 year four
      versary of the date of
      this Agreement

(iv)  After the third anniversary        (iv)  None
      of the date of this Agreement

In the case of a termination pursuant to a breach of Paragraph 6(b), all unvested or unexercised stock options shall be forfeited.

     11.  Representations and Warranties.
          ------------------------------

          (a) Executive represents and warrants to the Company that he is under no contractual or other restriction or obligation which would prevent the performance of his duties hereunder, or which interfere with the rights of the Company hereunder. Executive represents and agrees that he has no agreements or arrangements with the Company or any of its affiliates providing for the compensation of Executive in any respect other than as set forth in this Agreement.

          (b) The Company represents and warrants to Executive that it has all requisite power and authority to execute, deliver, and perform this Agreement and all necessary corporate proceedings of the Company have been duly taken to authorize the execution, delivery, and performance of this Agreement by the Company.

     12.  Indemnification.
          ---------------

          (a) If Executive is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (herein a "proceeding"), by reason of the fact that he is or was an employee (which term includes officer, director, agent and any other capacity) of the Company or is or was serving at the request of the Company as an employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as an employee or agent or in any other capacity while serving as an employee or agent, Executive shall be indemnified and held harmless by RAI and the Company to the fullest extent authorized by the Business Corporation Law of the Commonwealth of Pennsylvania, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits RAI and the Company to provide broader indemnification rights than said law permitted RAI and the Company to provide prior to such amendment), against all expense, liability and loss (including, but not limited to, attorneys' fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) incurred or suffered by Executive in connection therewith and such indemnification shall continue as to Executive after he has ceased to be a director, officer, employee or agent and shall inure to the benefit of Executive's heir, executors, and administrators; provided, however, that RAI and the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by Executive (other than a proceeding to enforce this Section 12) only if such proceeding (or part thereof) was authorized directly or indirectly by the Board of RAI and the Company. The right to indemnification conferred in this paragraph shall be a contract right and shall include the right to be promptly upon request, paid by RAI and the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Business Corporation Law of the Commonwealth of Pennsylvania requires the payment of such expenses incurred by an employee in his capacity as an employee (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, payment shall be made only upon delivery to RAI and the Company of an undertaking, by or on behalf of Executive, to repay all amounts so advanced if it shall ultimately be determined that such employee is not entitled to be indemnified under this paragraph or otherwise.

          (b) The indemnification provided by this paragraph shall not be limited or exclude any rights, indemnities or limitations of liability to which Executive may be entitled, whether as a matter of law, under the Certificate of Incorporation, By-laws of RAI and the Company, by agreement, vote of the stockholders or disinterested directors of RAI and the Company or otherwise.

          (c) Bernstein, in seeking indemnification under this Agreement (an "Indemnitee"), shall give the other party or parties (the "Indemnitor") prompt written notice of any claim, suit or demand that the Indemnitee believes will give rise to indemnification under this Agreement; provided, however, that the failure to give such notice shall not affect the liability of the Indemnitor under this Agreement unless the failure to give such notice materially and adversely affects the ability of the Indemnitor to defend itself against or to cure or mitigate the damages. Except as hereinafter provided, the Indemnitor shall have the right (without prejudice to the right of the Indemnitee to participate at its expense through counsel of its own choosing) to defend and to direct the defense against any such claim, suit or demand, at the Indemnitor's expense and with counsel chosen jointly by Indemnitor and Indemnitee, and the right to settle or compromise any such claim, suit or demand; provided, however, that the Indemnitor shall not, without the Indemnitee's written consent, which shall not be unreasonably withheld, settle or compromise any claim or consent to any entry of judgment. The Indemnitee shall, at the Indemnitor's expense, cooperate in the defense of any such claim, suit or demand. If the Indemnitor, within a reasonable time after notice of a claim fails to defend the Indemnitee, the Indemnitee shall be entitled to undertake the defense, compromise or settlement of such claim at the expense of and for the account and risk of the Indemnitor.

          (d) Executive will be covered during the entire term of this Agreement by Officer and Director liability insurance in amounts and on terms similar to that afforded to other executive of RAI or its affiliates, which such insurance shall be paid by the Company.

     13.  Severability.
          ------------

          In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect such validity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained herein, provided that such invalid, illegal or unenforceable provision(s) shall first be curtailed, limited or eliminated only to the extent necessary to remove such invalidity, illegality or unenforceability with respect to the applicable law as it shall then be applied.


     14.  Modification Agreement.
          ----------------------

          This Agreement shall not be modified by any oral agreement, either expressed or implied, and all modifications thereof shall be in writing and signed by the parties hereto.

     15.  Waiver.
          ------

          The waiver of any right under this Agreement by any of the parties hereto shall not be construed as a waiver of the same right at a future time or as a waiver of any other rights under this Agreement.

     16.  Governing Law.
          -------------

          This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving affect to the principles of conflicts of laws.

     17.  Notices.
          -------

          Any notice to be given pursuant to this Agreement shall be sufficient if in writing and mailed by certified or registered mail, postage-prepaid, to the addresses listed below:

          IF TO COMPANY:

          Fidelity Leasing, Inc.
          1521 Locust Street
          Suite 400
          Philadelphia, PA  19102


          IF TO EXECUTIVE:

          Abraham Bernstein
          1830 Rittenhouse Square
          Philadelphia, PA  19103







     IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Agreement as of the date first written above.


                              FIDELITY LEASING, INC.
                                             (the "Company")


                              By: /s/ Freddie M. Kotek
                                 ----------------------------------------------


                                  /s/ Abraham Bernstein
                                 ----------------------------------------------
                                 (the "Executive")



                              Solely for the purpose of Paragraph 12 hereof

                              RESOURCE AMERICA, INC.



                              By: /s/ Edward E. Cohen, Chairman
                                 ----------------------------------------------

                         EXHIBIT 23(a)





                     CONSENT OF GRANT THORNTON LLP


We have issued our reports dated November 23, 1995, accompanying the financial statements and schedules of Resource America, Inc. and subsidiaries contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."




Cleveland, Ohio
October 8, 1996




                        CONSENT OF GRANT THORNTON LLP



We have issued our reports dated February 23, 1995, accompanying the financial statements and schedules of Fidelity Leasing Corporation and subsidiary contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."



Philadelpha, Pennsylvania
October 8, 1996

                                 EXHIBIT 23(b)





                          E.E. Templeton & Associates, Inc.
                               401 1/2 Second Street
                              Marietta, Ohio  45750

                                   614-373-5046



September 16, 1996


Resource America, Inc.
Attention: Mr. Jeffrey C. Simmons
Vice President - Energy
2876 S. Arlington Rd.
Akron, Ohio  44312

Gentlemen:

We hereby consent to the use of our audit report dated November 15, 1995, on reserves and revenue, as of October 1, 1995, from certain properties owned by Resource America, Inc. in Resource America, Inc.'s Annual Report on
Form 10-K for the fiscal year ending September 30, 1995.

Very truly yours,

s/s Elmer E. Templeton

E. E. Templeton & Associates, Inc.


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